                          Prospectus Supplement filed pursuant to rule 424(b)(5) File Nos. 33-99646 and 333-50417

                                               INFORMATION CONTAINED HEREIN IS
SUBJECT TO COMPLETION OR AMENDMENT.

PROSPECTUS SUPPLEMENT                  SUBJECT TO COMPLETION, DATED MAY 18, 1998
(TO PROSPECTUS DATED APRIL 29, 1998)

LOGO
--------------------------------------------------------------------------------

8,400,000 SHARES
COMMON STOCK

--------------------------------------------------------------------------------

All of the 8,400,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), are being sold by Intuit Inc. ("Intuit" or the "Company"). The Common Stock is listed on the Nasdaq National Market under the symbol "INTU." On May 15, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $45.875 per share. See "Price Range of Common Stock."

FOR INFORMATION CONCERNING CERTAIN RISK FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" COMMENCING ON PAGE S-12 OF THIS PROSPECTUS SUPPLEMENT.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   PRICE TO                  UNDERWRITING              PROCEEDS TO
                                   PUBLIC                    DISCOUNT(1)               COMPANY(2)
Per Share                          $                         $                         $
Total(3)                           $                         $                         $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses estimated at $800,000, payable by the Company.
(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 1,260,000 shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $        , $        and $        , respectively. See "Underwriting."

The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the approval of certain legal matters by counsel and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. Delivery of the shares of Common Stock is
expected to be made in New York, New York on or about         , 1998.

                   Joint Lead Managers and Joint Bookrunners

DEUTSCHE MORGAN GRENFELL                              MORGAN STANLEY DEAN WITTER
                            ------------------------

BANCAMERICA ROBERTSON STEPHENS
        BT ALEX. BROWN
               WILLIAM BLAIR & COMPANY
                      HAMBRECHT & QUIST
                                           NATIONSBANC MONTGOMERY SECURITIES LLC

The date of this Prospectus Supplement is          , 1998

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated in the accompanying Prospectus which is supplemented by the Prospectus Supplement: (a) the Company's annual report on Form 10-K filed with the Commission for the fiscal year ended July 31, 1997; (b) the Company's quarterly reports on Form 10-Q filed with the Commission for the quarters ended October 31, 1997 and January 31, 1998 and the Form 10-Q/A filed on May 18, 1998 with the Commission for the quarter ended January 31, 1998; (c) the Company's definitive proxy statement dated December 12, 1997; (d) the Company's current report on Form 8-K filed with the Commission on May 5, 1998 with respect to the Company's stockholder rights agreement; (e) the Company's current report on Form 8-K filed with the Commission on May 18, 1998 with respect to certain management changes, the Company's release of its earnings for its quarter ended April 30, 1998, the Company's proposed acquisition of Lacerte Software Corporation and Lacerte Educational Services Corporation (together, "Lacerte") and certain other matters; (f) the description of the Company's Common Stock contained in the Company's registration statement on Form 8-A filed with the Commission under the Exchange Act, and any amendment or report filed for the purpose of updating such description; and (g) the description of the Company's Preferred Stock Purchase Rights contained in the Company's registration statement on Form 8-A filed with the Commission under the Exchange Act, and any amendment or report filed for the purpose of updating such description.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act following the date of the Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference in the Prospectus and to be a part thereof from the date of filing of such documents (all of such documents, and the documents enumerated above, being hereafter referred to as "Incorporated Documents"). The information relating to the Company contained in this Prospectus Supplement does not purport to be comprehensive and should be read together with the information contained in the Prospectus and the Incorporated Documents.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in the Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained in this Prospectus Supplement, or in any other document subsequently filed with the Commission which also is or is deemed to be incorporated by reference in the Prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus Supplement is delivered, upon written or oral request of such person, a copy of any and all of the Incorporated Documents (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus Supplement incorporates). Requests should be directed to Investor Relations, Intuit Inc., 2535 Garcia Avenue, P.O. Box 7850, Mountain View, California 94039-7850 (telephone number (650) 944-2713).
                            ------------------------

                           FORWARD-LOOKING STATEMENTS

    This Prospectus Supplement contains forward-looking statements that involve risks and uncertainties. Forward-looking statements within this Prospectus Supplement are identified by words such as "believes," "anticipates," "expects," "intends," "will," and "may" and other similar expressions. In addition, any statements which refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements in this Prospectus Supplement include but are not limited to: (i) references to the expected benefits and effects of the proposed acquisition of Lacerte by the Company, including statements regarding strategic benefits of the proposed acquisition, Lacerte's profitability and contribution to the Company's profitability, the effect of the proposed acquisition on the Company's competitiveness in the market for professional tax software and the timing and amount of expenses to be incurred by the Company as a result of the proposed acquisition; (ii) the Company's strategy and growth expectations with respect to the Internet and the Company's Internet-based business; (iii) the expected launch dates of the Company's future products and services, including QuickBooks(R) 6.0 and the services being developed in connection with the proposed development venture with Bank of America National Trust and Savings Association ("Bank of America"), Tele-Communications, Inc. ("TCI") and At Home Corporation ("@Home"); and (iv) most of the information under "Risk Factors." The forward-looking statements included in this Prospectus Supplement by reference are subject to a number of risks that could cause actual results to differ materially from the Company's expectations. Details about these risks are included under "Risk Factors."
                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial data appearing elsewhere in this Prospectus Supplement, including the information under the caption "Risk Factors," and the accompanying Prospectus and in documents incorporated by reference therein. Unless otherwise indicated, the information contained in this Prospectus Supplement does not give effect to the exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

     Intuit is a leading provider of accounting, tax and consumer finance software and services for individuals and small businesses. The Company's mission is to revolutionize the way individuals and small businesses manage their finances. To achieve this goal, the Company provides a range of desktop software products, Internet-based products and services, and financial supplies. Intuit offers its products and services in three primary areas: (i) small business accounting software, financial supplies and related services; (ii) personal, professional and small business tax preparation software and services; and (iii) consumer finance software and services. The Company's products include QuickBooks(R), the most popular small business accounting software; TurboTax(R), the best-selling personal tax preparation software; and Quicken(R), the leading personal financial software. The Company's award-winning Quicken.com website offers a comprehensive selection of personal finance news, information and tools.

     The Company is currently focusing its strategic efforts in three directions. First, it is expanding its small business offerings, including the planned introduction in the fourth quarter of fiscal 1998 of QuickBooks 6.0, a multi-user version of QuickBooks. Second, it is adding online connectivity to its tax and personal finance desktop software. These first two strategic directions are extensions of the businesses that have historically represented the majority of the Company's revenue. The Company's third strategic effort is to develop a "community" of new Internet-based resources and businesses in order to establish the Company as a premiere provider of personal and business financial information and services on the Internet.

     As part of its Internet strategy, the Company has begun: (i) to integrate online, Web-based resources into its desktop software products such as direct links to Quicken.com from Quicken; (ii) to put desktop software functionality onto the Internet such as Web-based interactive tax preparation services; (iii) to invest in new, entirely Web-based businesses such as websites that feature personal insurance and home mortgage services; and (iv) to increase its presence on the Internet by establishing strategic relationships with leading Internet media companies such as Excite, Inc. ("Excite"), Internet-based financial networks such as CNNfn and online service providers such as America Online, Inc. ("AOL"). Intuit believes that the dramatic growth of the Internet will give the Company significant opportunities to grow its core businesses over the next several years, although its Internet-based revenue is currently less than 5% of total revenue. See "Risk Factors -- Risks Relating to Internet Businesses."

                                 RECENT EVENTS

     Third Quarter Results. Consistent with expected seasonal patterns, Intuit reported net revenue of $142.0 million for the quarter ended April 30, 1998, compared to $136.3 million in the quarter ended April 30, 1997. The Company's operating loss in the quarter ended April 30, 1998 was $7.3 million, compared to an operating loss of $1.8 million in the quarter ended April 30, 1997. Net loss for the quarter ended April 30, 1998 was $2.2 million, or $0.05 per share, compared to net income of $488,000, or $0.01 per share, in the quarter ended April 30, 1997, on a diluted basis. The Company incurred acquisition related charges from previous acquisitions of $4.0 million and a charge of $16.2 million related to an agreement with AOL during the quarter ended April 30, 1998 and, in the quarter ended April 30, 1997, the Company had revenue of $18.5 million and expenses of $16.7 million associated with Parsons Technology, a now-divested business, and incurred acquisition related charges of $10.9 million. Excluding these items, the Company's income from operations for the quarter ended April 30, 1998 would have been $15.9 million and its revenue and income from operations for the quarter ended April 30, 1997 would have been $117.8 million and $10.1 million, respectively. Its net income would have been $0.20 per share for the quarter ended April 30, 1998 compared to $0.14 per share for the quarter ended April 30, 1997, on a diluted basis. See "Recent Events -- Fiscal 1998 Third Quarter Results."

     Pending Acquisition of Lacerte. On May 18, 1998, the Company entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with Lacerte Software Corporation and Lacerte Educational Services Corporation (together, "Lacerte") under which it agreed to purchase substantially all of Lacerte's assets in exchange for $400 million in cash and to assume substantially all of Lacerte's liabilities (the "Pending Acquisition"). Lacerte is a leading developer and marketer of tax preparation software and services for tax professionals. Its products are used primarily by tax professionals to prepare federal and state income tax returns for individuals and small businesses, as well as estate, trust and gift tax returns. The Company expects the Pending Acquisition to strengthen its presence in the professional income tax compliance market by enhancing and extending its professional tax preparation software and service offerings, which currently consist primarily of the Company's ProSeries(R) products. The Company also believes that the Pending Acquisition will contribute to the Company's recurring revenue base, since users of Lacerte's product offerings, like users of Company's tax products, must purchase annual updates that reflect tax law and form changes.

     The consummation of the Pending Acquisition is subject to certain conditions, including receipt of regulatory approvals, but is not subject to completion of this Offering. While Intuit expects to consummate the Pending Acquisition in the summer of 1998, no assurances can be given as to when, or whether, the Pending Acquisition will be completed. See "Risk Factors -- Risks of Pending Acquisition." The Company intends to use the net proceeds of this Offering to fund the major portion of the cash purchase price of the Pending Acquisition. However, if the Pending Acquisition is not consummated, the Company intends to use such proceeds for working capital and other general corporate purposes, including possible future acquisitions. Thus, the Company's management would have broad discretion as to the allocation of the net proceeds from this Offering. See "Recent Events -- Pending Acquisition of Lacerte" and "Use of Proceeds."

                                  THE OFFERING

Common Stock offered by the Company.....     8,400,000 shares

Common Stock to be outstanding after the
  Offering..............................     57,079,009 shares(1)

Use of proceeds.........................     To fund the purchase price of the
                                             Pending Acquisition and, if any
                                             proceeds remain thereafter or if
                                             such Pending Acquisition is not
                                             consummated, for working capital
                                             and general corporate purposes,
                                             including possible future
                                             acquisitions. See "Use of
                                             Proceeds."

Nasdaq National Market symbol...........     INTU

---------------

(1) Based on shares outstanding as of April 30, 1998. Does not include an aggregate of 8,052,779 shares of Common Stock issuable upon exercise of options outstanding as of April 30, 1998 under the Company's 1993 Equity Incentive Plan and 1996 Directors Stock Option Plan (together, the "Plans"), 325,344 shares of Common Stock issuable upon exercise of options outstanding as of that date under several discontinued plans (the "Discontinued Plans") and an additional 3,283,074 shares reserved for future issuance as of that date under the Plans and the Company's Employee Stock Purchase Plan. See "Description of Capital Stock" and Note 8 of Notes to the Consolidated Financial Statements of the Company included in its Form 10-K for the year ended July 31, 1997 incorporated by reference in the Prospectus accompanying this Prospectus Supplement.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                   SIX MONTHS
                                                                   YEAR ENDED JULY 31,          ENDED JANUARY 31,
                                                              ------------------------------   -------------------
                                                                1995       1996       1997       1997       1998
                                                              --------   --------   --------   --------   --------
                                                                                                   (UNAUDITED)
COMPANY CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net revenue.................................................  $419,160   $538,608   $598,925   $368,484   $333,471
Income (loss) from continuing operations....................   (44,296)   (14,355)    (2,932)    16,396     29,085
Net income (loss)...........................................   (44,296)   (20,699)    68,308     87,636     29,085
Basic net income (loss) per share(1)........................     (1.07)     (0.46)      1.47       1.90       0.61
Diluted net income (loss) per share(1)......................     (1.07)     (0.46)      1.44       1.85       0.59
Shares used in computing basic net income (loss) per
 share(1)...................................................    41,411     45,149     46,424     46,220     47,322
Shares used in computing diluted net income (loss) per
 share(1)...................................................    41,411     45,149     47,448     47,484     48,929

                                                                  YEAR ENDED MARCH 31,
                                                              -----------------------------    SIX MONTHS ENDED
                                                               1996       1997       1998       MARCH 31, 1998
                                                              -------    -------    -------    ----------------
                                                                                                 (UNAUDITED)
LACERTE COMBINED STATEMENTS OF OPERATIONS DATA(2):
Revenue.....................................................  $62,081    $68,129    $75,586        $64,208
Income from operations......................................   19,752     23,388     28,871         36,983
Net income..................................................   19,806     23,440     29,425         37,243

                                                                                          SIX MONTHS ENDED
                                                              YEAR ENDED JULY 31, 1997    JANUARY 31, 1998
                                                              ------------------------    ----------------
                                                                              (UNAUDITED)

PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS
 DATA(3):
Net revenue.................................................          $668,399                $397,679
Income (loss) from continuing operations....................           (61,181)                 14,684
Net income..................................................            10,059                  14,684
Basic net income per share(1)...............................              0.18                    0.26
Diluted net income per share(1).............................              0.18                    0.26
Shares used in computing basic net income (loss) per
 share(1)...................................................            54,449                  55,722
Shares used in computing diluted net income (loss) per
 share(1)...................................................            55,848                  57,329

                                                                           JANUARY 31, 1998
                                                              ------------------------------------------
                                                                                            PRO FORMA
                                                               ACTUAL    AS ADJUSTED(4)   AS ADJUSTED(5)
                                                              --------   --------------   --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $248,711     $  619,388       $  226,009
Working capital.............................................   452,384        823,061          431,497
Total assets................................................   977,081      1,347,758        1,345,101
Long-term obligations.......................................    31,253         31,253           31,253
Total stockholders' equity..................................   561,442        932,119          919,533

---------------

(1) Basic net income per share has been computed using the weighted average number of common shares outstanding. Diluted net income per share has been computed using the weighted average number of common shares outstanding and potentially dilutive securities issuable upon exercise of stock options. As discussed in Note 8 of Notes to Consolidated Financial Statements of the Company included in its Form 10-K for the year ended July 31, 1997 incorporated by reference in the Prospectus accompanying this Prospectus Supplement, share and per share data for the Company for fiscal 1995 have been adjusted retroactively to give effect to Intuit's two-for-one stock split in August 1995.

(2) Lacerte elected to be treated as an "S" corporation under the federal income tax laws and therefore was not subject to federal income tax. The unaudited financial information included for the six months ended March 31, 1998 is incomplete as it was prepared solely for purposes of preparing pro forma condensed combining statements of operations data and does not include all of the information required by Regulation S-X for full quarterly financial statements, such as footnotes.

(3) The pro forma condensed combining statements of operations data gives effect to the acquisition of Lacerte by the Company as if such acquisition had occurred as of the beginning of each period presented by combining certain statements of operations data of (i) the Company for the year ended July 31, 1997 and Lacerte for the twelve month period from October 1, 1996 through September 30, 1997 and (ii) the Company for the six months ended January 31, 1998 and Lacerte for the six months ended March 31, 1998. The pro forma condensed combining statements of operations data gives effect to certain adjustments, including those related to amortization of intangibles based on the preliminary purchase price allocation and pro forma provisions for federal income tax, but does not reflect any potential cost savings which may be obtained following the Pending Acquisition. The pro forma adjustments and assumptions are based on estimates, evaluations and other data currently available. In particular, such adjustments include information based upon the Company's preliminary allocation of the purchase price for the Pending Acquisition, which is subject to adjustment, which could be material in amount, based upon the Company's further analysis. The pro forma condensed combining statements of operations data is provided for illustrative purposes only and is not necessarily indicative of the combined results of operations that would have been reported had the Pending Acquisition occurred as of the beginning of each period presented, nor does it represent a forecast of the combined results of operations for any future period. See "Pro Forma Condensed Combining Financial Information" and the pro forma information included in the Company's Form 8-K dated May 18, 1998 which is incorporated by reference in the Prospectus accompanying this Prospectus Supplement.

(4) The amounts set forth under the heading "As Adjusted" reflect the net proceeds from the sale of the 8,400,000 shares of Common Stock offered by the Company at an assumed public offering price of $45.875 per share and after deducting the estimated underwriting discount and offering expenses payable by the Company. Such amounts do not reflect the pro forma effects of the Pending Acquisition. See "Use of Proceeds" and "Capitalization."

(5) The amounts set forth under the heading "Pro Forma As Adjusted" give effect to the acquisition of Lacerte by the Company as if such acquisition had occurred as of January 31, 1998 by combining balance sheet data of the Company as of January 31, 1998 and of Lacerte as of March 31, 1998 and are adjusted to reflect the receipt of the net proceeds from this Offering calculated based upon the assumptions set forth in footnote (4) above and the application of such net proceeds to pay the major portion of the purchase price for the Pending Acquisition.

                                  THE COMPANY

     Intuit is a leading provider of accounting, tax and consumer finance software and services for individuals and small businesses. The Company's mission is to revolutionize the way individuals and small businesses manage their finances. To achieve this goal, the Company provides a range of desktop software products, Internet-based products and services, and financial supplies. Intuit offers its products and services in three primary areas: (i) small business accounting software, financial supplies and related services; (ii) personal, professional and small business tax preparation software and services; and (iii) consumer finance software and services. The Company's products include QuickBooks, the most popular small business accounting software; TurboTax, the best-selling personal tax preparation software; and Quicken, the leading personal financial software. The Company's award-winning Quicken.com website offers a comprehensive selection of personal finance news, information and tools.

     The Company is currently focusing its strategic efforts in three directions. First, it is expanding its small business offerings, including the planned introduction in the fourth quarter of fiscal 1998 of QuickBooks 6.0, a multi-user version of QuickBooks. Second, it is adding online connectivity to its tax and personal finance desktop software. These two strategic directions are extensions of the businesses that have historically represented the majority of the Company's revenue. The Company's third strategic effort is to establish a "community" of new Internet-based resources and businesses in order to establish the Company as a premiere provider of personal and business financial information and services on the Internet.

     As part of its Internet strategy, the Company has begun: (i) to integrate online, Web-based resources into its desktop software products such as direct links to Quicken.com from Quicken; (ii) to put desktop software functionality onto the Internet such as Web-based interactive tax preparation services; (iii) to invest in new, entirely Web-based businesses such as websites that feature personal insurance and home mortgage services; and (iv) to increase its presence on the Internet by establishing strategic relationships with leading Internet media companies such as Excite, Internet-based financial networks such as CNNfn and online services providers such as AOL. Intuit believes that the dramatic growth of the Internet will give the Company significant opportunities to grow its business over the next several years, although the Company's Internet-based revenue is currently less than 5% of total revenue. See "Risk Factors -- Risks Relating to Internet Businesses."

     Intuit offers its products and services in the following areas:

     Small Business Accounting Software, Financial Supplies and Related Services. Intuit's QuickBooks product brings extensive bookkeeping capabilities to small business users in an easy-to-use design that does not require customers to be familiar with debit/credit accounting. QuickBooks Pro(R) is an enhanced version of QuickBooks that addresses the needs of small businesses in the U.S. that are project, job or time-based. The Company also offers a range of financial supplies designed for use with its small business and consumer finance desktop software products, including paper checks, invoice forms, envelopes, deposit slips and return address stamps. In the third quarter of 1998, the Company launched its new small business website, Quicken.com Small Business, which addresses the specific needs of small businesses. This website currently offers Business Cash Finder, an Internet-based solution for small business financing, to help small businesses to obtain loans and to assist financial institutions in reaching small business customers.

     Personal, Professional and Small Business Tax Preparation Software and Services. Intuit's TurboTax and MacInTax(R) products are designed for individual consumers who prepare their own tax returns. The Company's ProSeries products are designed for tax professionals who prepare tax returns for their individual and business clients. For small business owners that prepare their own business tax returns, the Company offers TurboTax for Business and MacInTax for Business. Intuit's tax products are designed to be easy to use even for inexperienced computer users, but they are sophisticated enough for more complicated tax returns. Users of Intuit's personal and professional tax preparation software can file their federal (and some state) tax returns electronically. In February 1998, the Company announced its TurboTax Online website, which is a Web-based interactive tax preparation service that makes use of Internet browsers to help taxpayers prepare and file their income tax returns through a series of questions and answers.

     Consumer Finance Software and Services. Since fiscal 1997, the Internet has had a profound impact on Intuit's consumer finance business. The Company has expanded its focus to include Internet-based products and services -- including Internet-based features in the Company's desktop software. The Company's Quicken desktop software products help users organize, understand and manage their personal finances by providing easy methods for recording and categorizing various types of financial transactions. Quicken products include Internet navigation software, as well as online banking and bill payment functionality. The Company recently announced an exclusive agreement with MECA Software, L.L.C. ("MECA") under which MECA will develop and market customized versions of Quicken for individual financial institutions for distribution to their customers in the U.S and Canada. See "Recent Events -- Strategic Relationships." The Company's Quicken.com website is designed to enable people to make better financial decisions and perform financial tasks more easily by giving them useful tools, software applications, resources and objective information about a variety of personal finance topics in one location. The Company does not currently charge customers a fee to access Quicken.com, but receives revenue from companies that advertise and sell their products or services on Quicken.com. The Company also receives fees relating to some of the specific services that are available through Quicken.com, such as Quicken InsureMarket(R) and QuickenMortgage(SM). Quicken desktop software customers with Internet access can access Quicken.com directly from within Quicken.

     The Company expects to expand these product and service offerings by capitalizing on the growth of the Internet. As more households are connecting to the Internet, the market for online financial services, such as banking and downloading of financial account information, is increasing. To address these opportunities, Intuit has begun to create "marketspaces" on the Internet, such as its Quicken InsureMarket and QuickenMortgage websites, where financial services firms can offer complex financial products, such as personal insurance and home mortgages, to online consumers and businesses in a cost-effective manner. The Company generates revenue from these "marketspaces" from advertising and transaction fees. The Company is also focusing on leveraging the "community" nature of online services to help consumers share ideas and information and give them greater confidence in making financial decisions. Intuit's objective is to establish the Company as a premiere provider of personal and business financial information and services on the Internet.

     During the next few years, Intuit's primary goals for its Internet-based businesses will be to increase customer traffic, establish additional strategic relationships and achieve participation by a broad range of financial institutions in the financial products and services that Intuit offers. In June 1997, the Company entered into an agreement with Excite to jointly develop, promote and distribute a new online financial channel called Excite Business and Investing by Quicken.com, which debuted in October 1997. Intuit is the exclusive provider and aggregator of personal financial content for all of Excite's Internet services. In December 1997, the Company announced a five-year agreement with CNNfn.com, a financial news website, to create a co-branded personal finance channel. The channel, which launched in December 1997, includes business news and financial information. In February 1998, the Company announced a three-year agreement with AOL under which Intuit is the exclusive provider, subject to certain limited exceptions, of tax preparation and filing, multi-carrier life and auto insurance, and multi-lender mortgage services on both the AOL service and AOL.com, and the primary source of financial content for the Personal Finance Web Channel of AOL.com. In addition, in March 1998, the Company announced an agreement in principle with Bank of America, TCI and @Home to form a venture to develop a system designed to deliver financial services to consumers over their television sets. See "Recent Events -- Strategic Relationships." Intuit expects that each of these relationships will help it increase the customer base for its Internet-based products and services and will eventually generate increasing revenue for Intuit from a combination of advertising and transaction fees. The Company also had an agreement with Yahoo!, Inc. for the 1997 tax year under which Intuit provided tax information and content, as well as TurboTax Online, on the Yahoo! Finance Tax Center.

     The Company has both retail and direct sales organizations to market its desktop software products. The Company sells its products through traditional retail outlets, computer superstores, office and warehouse clubs, general mass merchandisers and distributors. The only retailer or distributor that accounted for more than 10% of the Company's net revenue during the past three fiscal years and the first nine months of fiscal 1998 was Ingram Micro Inc. (12% in fiscal 1995, 13% in fiscal 1996, 14% in fiscal 1997 and 19% in the first nine months of fiscal 1998). OEM relationships with hardware and software manufacturers have been an important element of the Company's retail sales strategy over the last several years. Although OEM sales generate little revenue (due to low pricing for OEMs) and reduce operating margins in the short term, they have been strategically important because they have been a good source of new customers, with the potential for future sales of more profitable products and services. A significant portion of the Company's revenues also comes from direct sales. The Company uses direct sales campaigns to increase its direct sales revenues and to stimulate retail demand and increase consumer awareness of its products. Customers can order and receive products electronically through the Quicken Store, which is accessible through Quicken.com and other Intuit websites. Electronic ordering and delivery are convenient for customers and less expensive for Intuit.

     Intuit began operations in March 1983, was incorporated in California in March 1984 and reincorporated in Delaware in March 1993. Its principal executive offices are located at 2535 Garcia Avenue, Mountain View, California, 94043, and its telephone number is (650) 944-6000. References to "Intuit" or the "Company" in this Prospectus Supplement mean the current Delaware corporation (Intuit Inc.) and its California predecessor, as well as all of its consolidated subsidiaries.
                            ------------------------

     Intuit, the Intuit logo, Quicken, QuickBooks, QuickBooks Pro, TurboTax, MacInTax, Insure Market and ProSeries, among others, are registered trademarks and/or registered service marks of Intuit Inc. or one of its subsidiaries in the United States and other countries. Quicken.com, QuickenMortgage and Business CashFinder, among others, are trademarks and/or service markets of Intuit Inc. or one of its subsidiaries in the United States and other countries. This Prospectus Supplement also includes trademarks and trade names of other companies.

                                 RECENT EVENTS

     FISCAL 1998 THIRD QUARTER RESULTS. Consistent with expected seasonal patterns, for the quarter ended April 30, 1998, Intuit reported net revenue of $142.0 million, compared to $136.3 million in the quarter ended April 30, 1997. The Company's operating loss in the quarter ended April 30, 1998 was $7.3 million, compared to an operating loss of $1.8 million in the quarter ended April 30, 1997. Net loss for the quarter ended April 30, 1998 was $2.2 million, or $0.05 per share, compared to net income of $488,000, or $0.01 per share, in the quarter ended April 30, 1997, on a diluted basis. The Company incurred acquisition related charges from previous acquisitions of $4.0 million and a charge of $16.2 million related to an agreement with AOL during the quarter ended April 30, 1998 and, in the quarter ended April 30, 1997, the Company had revenue of $18.5 million and expenses of $16.7 million associated with Parsons Technology, a now-divested business, and incurred acquisition related charges of $10.9 million. Excluding these items, the Company's income from operations for the quarter ended April 30, 1998 would have been $15.9 million and its revenue and income from operations for the quarter ended April 30, 1997 would have been $117.8 million and $10.1 million, respectively. Its net income would have been $0.20 per share for the quarter ended April 30, 1998 compared to $0.14 per share for the quarter ended April 30, 1997, on a diluted basis.

     Intuit's financial results reflect the highly seasonal nature of its tax and Quicken products. Historically, revenue is highest in the quarter ended January 31. The Company experiences significantly lower revenue levels in the quarters ended April 30, July 31 and October 31, while operating expenses to develop and manage its products and services continue during these periods. See "Risk Factors -- Seasonality; Quarterly Fluctuations in Revenues and Operating Results." Although Intuit's financial results are subject to seasonality, Intuit's quarterly revenue pattern within any given year may vary from year to year due to non-seasonal factors such as the timing of product introductions. Therefore, annual results may provide a more meaningful comparison of operating results than quarter-over-quarter comparisons. In particular, there is no seasonal pattern for the Company's QuickBooks product launches. For example, the third quarter of fiscal 1997 benefited materially from the launch of QuickBooks
5.0 in the second quarter of fiscal 1997, while the third quarter of fiscal 1998 received no such benefit. QuickBooks 6.0 is anticipated to launch at the end of the fourth quarter of fiscal 1998. On the other hand, revenue for the third quarter of fiscal 1998 benefited materially from the timing shift of certain tax revenues from the second quarter into the third quarter due in part to the deferred accounting recognition of electronic filing service revenue. See "Risk Factors -- Seasonality; Quarterly Fluctuations in Revenue and Operating Results" and "-- Product Development."

     During the quarter ended April 30, 1998, the Company also provided a short-term unsecured loan in the amount of $50 million to Excite. See "Risk Factors -- Risks Associated with Investments in Checkfree Corporation and Excite Inc."

     PENDING ACQUISITION OF LACERTE. On May 18, 1998, the Company entered into an Asset Purchase Agreement with Lacerte under which it agreed to purchase substantially all of Lacerte's assets in exchange for $400 million in cash and to assume substantially all of Lacerte's liabilities. The consummation of the Pending Acquisition is subject to certain conditions, including receipt of regulatory approvals, but is not subject to completion of this Offering. While Intuit expects to consummate the Pending Acquisition in the summer of 1998, no assurances can be given as to when, or whether, the Pending Acquisition will be completed. See "Risk Factors -- Risks of Pending Acquisition." The Company intends to use the net proceeds of this Offering to fund the major portion of the cash purchase price for the Pending Acquisition. However, if the Pending Acquisition is not consummated, the Company intends to use such proceeds for working capital and general corporate purposes, including possible future acquisitions. Thus, the Company's management would have broad discretion as to the allocation of the net proceeds from this Offering. See "Use of Proceeds."

     Lacerte is a leading developer and marketer of tax preparation software and services for tax professionals. Its products are used primarily by tax professionals to prepare federal and state income tax returns for individuals and small businesses, as well as estate, trust and gift tax returns. Lacerte's products provide an efficient user interface, but are also designed to support complex returns and analysis. Customers can elect to license each of Lacerte's programs for a single fee for unlimited annual use or to use them on a "pay-per-return" or "remote entry processing" basis. Lacerte currently provides DOS and Windows 95 versions of its products. Lacerte also provides electronic filing services and offers seminars and self-study tutorials in a variety of areas related to tax preparation and software usage. In its fiscal year ended March 31, 1998, Lacerte licensed use of its products to over 30,000 customers, primarily accounting and tax firms.

     In its fiscal years ended March 31, 1997 and 1998, Lacerte had revenue of $68.1 million and $75.6 million, respectively, and income from operations of $23.4 million and $28.9 million, respectively. See "Selected Financial Data of Lacerte."

     The Company believes that the Pending Acquisition has the potential to provide it with a number of strategic benefits. The Company believes that the Pending Acquisition will contribute to the Company's recurring revenue base since users of Lacerte's product offerings, like users of the Company's tax products, must purchase annual updates that reflect tax law and form changes. Substantially all of Lacerte's customers renew their licenses each year. Lacerte has been a highly profitable company, and to the extent that Lacerte's profitability can be sustained following consummation of the Pending Acquisition, it could make a significant contribution to the Company's earnings.

     The Company believes that the acquisition of Lacerte could also enable the Company to compete more effectively with other large providers of tax preparation software. As the complexity of professional tax products increases, the annual cost of producing and supporting these products also increases. The Company believes that it is critical to expand its customer base in order to maintain competitive prices. In addition, the Company expects the Pending Acquisition to strengthen its presence in the professional income tax compliance market by enhancing and extending its professional tax preparation software and service offerings, which currently consist primarily of the Company's ProSeries products. The Intuit ProSeries product line and Lacerte's product line can provide complementary solutions for different practitioner preferences. Intuit's ProSeries product line enhances ease of use by permitting data entry directly into familiar government forms and displaying calculations on-screen. In contrast, the Lacerte product line is designed to enhance the preparer's productivity by presenting highly customized input sheets that reduce the time required to complete data entry. The Company believes that having two different products will enable it to better meet the needs of prospective customers in the professional tax compliance market.

     The Pending Acquisition, which will be accounted for under the purchase method of accounting, is expected to result in a write-off of approximately $20 million representing in process research and development in the quarter in which the acquisition is consummated. In addition, the Company expects to capitalize certain intangible assets in the amount of approximately $390 million, which it expects to amortize over periods of three to five years. However, these purchase price allocations are preliminary and subject to adjustment, which could be material in amount, based upon the Company's further analysis. For federal income tax purposes, the Company expects to amortize the cost of the acquisition over fifteen years and receive tax deductions in the amount of such amortization.

     MANAGEMENT CHANGES. On May 12, 1998, the Company announced that its Board of Directors plans to elect William V. Campbell as Chairman of the Board and William H. Harris, Jr. as President and Chief Executive Officer of the Company at the next Board regular meeting scheduled for July 28, 1998. Intuit founder Scott D. Cook will become chairman of the Executive Committee of the Board and continue to work full-time with the Company. Mr. Cook currently serves as Chairman of the Board, Mr. Campbell currently serves as President and Chief Executive Officer and Mr. Harris currently serves as Executive Vice President. These changes will be effective August 1, 1998. In addition, the Board elected Harris as a director of the Company, effective May 12, 1998.

     STRATEGIC RELATIONSHIPS. On February 17, 1998, the Company announced a three-year agreement with AOL. Under the terms of the agreement, subject to certain limited exceptions, Intuit is to be the exclusive provider of tax preparation and filing, multi-carrier life and auto insurance and multi-lender mortgage services on both the AOL service and AOL.com, which is AOL's default site for Internet access by AOL members. In addition, on AOL.com, Intuit is to be the primary source of financial content for the Personal Finance Web Channel. Under the terms of the agreement, Intuit guarantees payments to AOL totaling $30 million over three years, of which approximately $16 million was paid upon signing. The remainder of the guaranteed payments will be expensed over the expected term of the agreement. AOL will also be eligible for additional revenue sharing payments once Intuit has recouped certain advances and other amounts. The Company recorded a charge to sales and marketing expenses of $16.2 million in the third quarter of fiscal 1998 in connection with the AOL agreement.

     On March 24, 1998, the Company announced an agreement in principle with Bank of America, TCI and @Home to form a venture to develop a system designed to deliver financial services to consumers over their television sets. Bank of America is one of the nation's largest bank holding companies, TCI is a leading cable and telecommunications company and @Home is a leader in high speed Internet services via the cable television infrastructure. The venture is designed to enable cable customers to use their televisions and upcoming "next generation" set-top devices to access many of the comprehensive financial planning and management tools currently available only to desktop software and Internet users. The venture is expected to provide financial services from a variety of financial institutions and other content providers utilizing Intuit technology. These services are currently expected to be available, via set-top devices, to customers of TCI Communications, Inc., the cable operating unit of TCI, beginning in 1999. @Home has agreed in principle to integrate the venture's interactive financial services into its high speed Internet service. The establishment of this venture is subject to the negotiation and execution of definitive agreements and all appropriate regulatory approvals, and therefore there can be no assurance that the venture will be established until such agreements and approvals are in place.

     On March 30, 1998, the Company announced an exclusive agreement with MECA under which MECA will develop and market customized versions of the Company's Quicken personal financial management software with unique branding and other features for individual financial institutions for distribution to their customers in the U.S. and Canada. Intuit will work with MECA to deliver custom versions to a broad range of financial institutions, including banks, brokerages and insurance companies. MECA, which is jointly owned by Bank of America, NationsBanc, U.S Bancorp, Fleet Financial Group, Royal Bank of Canada, Citibank and New England Financial, is a leader in the design, development and execution of customized software and service solutions for the electronic delivery of financial services products and services.

     JOINT VENTURE. In May 1998, the Company formed a joint venture company to focus on development of certain Web-oriented finance products. The joint venture company has received $23 million through the sale of equity interests to private investors and obtained conditional commitments to receive up to an additional $23 million in capital contributions from these investors. An affiliate of Morgan Stanley & Co. Incorporated is the principal investor in this joint venture company, and a venture capital fund managed by Kleiner Perkins Caufield & Byers, of which L. John Doerr, a director of the Company, is a general partner, has agreed to invest $1 million in the joint venture company. In exchange for its equity interest in the joint venture company, the Company has granted the joint venture company licenses to certain technology and intellectual property rights related to certain Web-oriented finance products and has agreed not to compete in certain areas of server-based personal finance for a period of ten years. The Company will manage the development of the new products and the commercialization efforts of the joint venture company and has been granted the option to purchase the equity interests of the investors in the joint venture company during a period of time beginning two years after the formation of the joint venture company at a price to be determined by a formula. The cost of exercising the option to purchase the investors' equity interests would be substantial and would result in the acquisition of certain intangible assets that would be amortized over the expected useful life of the new company's technology. The development of Web-oriented finance products is subject to significant technological risks, and there can be no assurance that the development will be successful or that the Company's purchase option will be exercised.

                                  RISK FACTORS

     This offering involves a high degree of risk. In addition to the other information set forth in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated therein by reference, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing any of the shares of Common Stock offered by this Prospectus Supplement and the accompanying Prospectus. This Prospectus Supplement and the documents incorporated in the Prospectus by reference contain certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus Supplement and the documents incorporated by reference in the Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus Supplement or the documents incorporated by reference in the Prospectus. The Company's actual results could differ materially from those discussed in this Prospectus Supplement or the documents incorporated by reference in the Prospectus. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Prospectus Supplement and the documents incorporated by reference in the Prospectus.

     RISKS OF PENDING ACQUISITION. The Company has entered into an Asset Purchase Agreement with Lacerte to acquire substantially all of Lacerte's assets in exchange for $400 million in cash and the assumption of substantially all of Lacerte's liabilities, but this transaction has not yet been consummated. Consummation of the Pending Acquisition is subject to certain conditions, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). No assurance can be given as to when, or whether, the Pending Acquisition will be completed. The Asset Purchase Agreement entitles either party to terminate the agreement if the Pending Acquisition has not been completed by the 120th day after Lacerte files its notification under the HSR Act (which is expected to occur on or about May 22, 1998), subject to extension of up to an additional 60 days under certain circumstances. If the Pending Acquisition is not completed by the applicable date, the Company would be obligated to pay Lacerte up to $20 million, unless the Company had terminated the Asset Purchase Agreement as a result of a material breach by Lacerte or as a result of a material inaccuracy in Lacerte's representations and warranties. In addition, the Company is entitled to terminate the Asset Purchase Agreement at any time prior to closing, upon payment to Lacerte of $10 million if such termination occurs within 60 days of Lacerte's initial filing under the HSR Act or $20 million if the termination occurs after the initial 60 day period.

     The Company intends to use the net proceeds from this Offering to fund the major portion of the cash purchase price of the Pending Acquisition. However, consummation of the Pending Acquisition is not conditioned on completion of this Offering. If this Offering is not completed, or if less than the full amount contemplated by this Offering is raised, the Company may elect to complete the Pending Acquisition using other cash resources or to terminate the Pending Acquisition and pay the applicable termination fee to Lacerte. If this Offering is completed but the Pending Acquisition is not consummated, the Company intends to use the proceeds of this Offering for working capital and other general corporate purposes, including possible future acquisitions. Thus, the Company's management would have broad discretion as to the allocation of the net proceeds from this Offering. See "Use of Proceeds."

     The Pending Acquisition and Lacerte's business are subject to a number of risks that could adversely affect the Company's ability to achieve the anticipated benefits of the Pending Acquisition. The Company currently intends that Lacerte will remain as a separate entity and that its personnel and its sales and marketing, research and development, customer support and administrative organizations will not be combined with those of the Company. This could create operating inefficiencies, could make it more difficult to retain key personnel and could cause difficulties in communicating with, and sharing information between, the Company's and Lacerte's operations, including with respect to the preparation of combined financial statements. These challenges may be exacerbated by the fact that Lacerte's operations and personnel are located in Texas, where the Company does not currently have any material operations. The need to focus management's attention on establishing relationships with, and procedures for communicating with, Lacerte may reduce the ability of the Company to successfully pursue other opportunities for a period of time. The departure of key Lacerte employees or significant numbers of Lacerte employees could have a material adverse effect on the Company. The Company may face difficulties in retaining Lacerte's customers and customers' uncertainties as to the Company's plans and ability to support both Lacerte's products and its existing ProSeries software after the acquisition could adversely affect the Company's ability to retain these customers, which would have a material adverse effect on the Company. Lacerte is beginning a significant transition of its product line to a planned 32-bit version, and this transition will require significant development efforts. There can be no assurance that Lacerte will successfully develop this version of its products, or that this new version of its products will perform as expected. Departures of engineering personnel following the acquisition, or other uncertainties caused by the acquisition, could adversely affect the ability of Lacerte to develop this product. In the event that the Company and Lacerte in the future determine to integrate their operations, such integration could also present a number of risks and result in the diversion of management's attention.

     Under the terms of the Asset Purchase Agreement, the Company is assuming substantially all of the liabilities related to Lacerte's business with the exception of certain tax liabilities. If unanticipated liabilities are discovered after the consummation of the Pending Acquisition, the Company will likely bear the obligation to satisfy those liabilities, which could have a material adverse effect on the Company's operating results. The Pending Acquisition will also result in a substantial write-off related to in process research and development at the time of closing the acquisition and substantial ongoing amortization expenses, which will have a negative impact on the Company's future operating results. See "-- Risks Related to Acquisitions," "Recent Events -- Pending Acquisition of Lacerte" and "Unaudited Pro Forma Condensed Combining Financial Information."

     SEASONALITY; QUARTERLY FLUCTUATIONS IN REVENUE AND OPERATING
RESULTS. Intuit's business is highly seasonal. Sales of tax products are heavily concentrated from November through March. Sales of consumer finance products are typically strongest during the year-end holiday buying season, and therefore major consumer finance product launches usually occur in the fall to take advantage of this consumer buying pattern. These seasonal patterns mean that revenue is usually strongest during the quarter ending January 31. The Company experiences lower revenues for the quarters ending April 30, July 31 and October 31 while operating expenses to develop and manage its products and services continue during these periods, which can result in significant operating losses. The seasonality of Intuit's revenue patterns is likely to be exacerbated by the Pending Acquisition. See "Selected Financial Data of Lacerte."

     Operating results can also fluctuate from quarter to quarter for other reasons, such as changes in product launch dates, product price cuts and non-recurring events such as acquisitions. In addition, products are generally shipped as orders are received, and, consequently, quarterly sales and operating results depend primarily on the volume and timing of bookings received during the quarter, which are difficult to forecast. Also, a significant portion of the Company's operating expenses are relatively fixed, and planned expenditures are based on sales forecasts. If net sales do not meet expectations in any given quarter, the Company's operating results or financial condition may be adversely affected. Because of these factors, the Company believes that consecutive quarter comparisons of operating results, as well as year-over-year quarterly comparisons, may not be meaningful and do not necessarily indicate future performance. In particular, there is no seasonal pattern for the Company's QuickBooks product launches. For example, the third quarter of fiscal 1997 benefited materially from the launch of QuickBooks 5.0 in the second quarter of fiscal 1997, while the third quarter of fiscal 1998 received no such benefit. QuickBooks 6.0, a multi-user version of QuickBooks, is anticipated to launch at the end of the fourth quarter of fiscal 1998. To the extent such launch is delayed, the Company's operating results for the fourth quarter of fiscal 1998 and for fiscal 1998 as a whole would be materially adversely affected. See "-- Product Development."

     COMPETITION. Although the Company is a leading provider of products and services in its principal business areas, it faces intense competition from many companies in all of its business areas, both domestically and internationally. Some of the Company's major competitors in each business area are identified below. Intuit believes the most important competitive factors for desktop software are product features, ease of use, quality and reliability, brand name recognition, timing of product launches compared to competitors, price, access to distribution channels and quality of technical support services. In Internet-based products and services, the most critical factors for competitive success are speed in getting new products and services to market, the ability to distribute them effectively, the ability to generate significant website traffic, brand name recognition, product features and ease of use. Strategic relationships with leading Internet media companies, Internet-based networks and online service providers are also important for generating and distributing a wide variety of Web-based content to a large audience.

     Customer demands change rapidly, and the Company has to respond quickly with new products and accelerated product release schedules to remain competitive. This is particularly true in the Company's Internet-based businesses, where product and service launches happen continuously. Although the Company believes that its current products and services are generally well-accepted by customers, the Company cannot be certain that competing companies will not introduce significantly improved and/or lower-priced products and services in the future, which could have a material adverse impact on the Company's revenue and profitability. In addition, new personal computer hardware platforms or other technological changes may provide new entrants with opportunities to make substantial inroads into the markets in which the Company competes.

     Some of the Company's competitors have significantly greater financial, technical and marketing resources and broader product lines than Intuit. In particular, Microsoft currently competes with the Company in a number of product and service areas, and may begin to compete in other areas such as tax preparation software in the future. Actions taken by Intuit's competitors, such as cutting prices, increasing advertising (especially advertising targeted at Intuit's customers) and releasing new products before the Company does, can have a negative impact on revenue and profitability, and can hinder the Company's ability to keep existing customers and acquire new customers. In particular, if price competition significantly increases, the Company could be forced to reduce the prices of its products, which would impact profitability. Prolonged price competition would have a material adverse effect on the Company's operating results and financial condition.

     Intuit's major competitors in small business accounting software are currently Peachtree Software (a division of ADP) and The Sage Group PLC (based in the United Kingdom). Peachtree offers a multi-user accounting software product that will compete with the new multi-user version of QuickBooks that the Company plans to release in late fiscal 1998. Sage is currently the Company's major competitor in Europe. In addition, Microsoft recently announced that it will offer versions of Microsoft Money targeted to the small business market in Europe, so the Company expects that Microsoft will begin to be a major competitor in this market in Europe once its products are released.

     Intuit's financial supplies business competes with a number of business forms companies, such as Deluxe Business Systems, New England Business Services and Moore Business Forms. The Company is also seeing increased competition from the direct mail check printers that now offer computer checks, as well from banks. In addition, online bill payment services from a variety of companies offer a competitive alternative to printed checks. Significant competitive factors for the supplies business include ordering convenience, distribution channels, product quality, speed of delivery and price. The Company is experiencing increased pricing pressures from printers of "generic" checks and forms, which could negatively affect revenue and profitability for its supplies business.

     In the personal tax area, the Company's major competitor is currently Block Financial Corporation, the makers of TaxCut software. During fiscal 1997, TaxCut was priced very aggressively, and was released a little earlier than Intuit's personal tax products. As a result, even though fiscal 1997 total sales of TurboTax grew significantly, the growth rate was lower than the growth rate of industry-wide retail sales of personal tax software. During fiscal 1998, the Company released its personal tax products several weeks earlier than in fiscal 1997, which enabled the Company to compete more successfully with TaxCut during fiscal 1998. If Microsoft, either alone or in conjunction with a third party, were to offer an online and/or personal tax desktop product, competition for such tax preparation software could increase significantly. The professional tax preparation software industry is highly competitive. Competitors in the United States include RIA/Creative Solutions ("RIA"), Commerce Clearing House ("CCH"), Lacerte and TAASC. Certain of such competitors, including RIA and CCH, have substantially greater resources than the Company. The Company's competitors in international tax include The Learning Company in Canada, Lexware and Viso in Germany and TaxCalc in the United Kingdom.

     In desktop consumer finance software, Microsoft is currently Intuit's primary competition in both domestic and international markets. Quicken competes directly with Microsoft Money, which is aggressively promoted with free product offers through various distribution channels, and with advertising targeted at Quicken users. These competitive pressures, as well as other factors, have negatively affected Quicken revenue and profitability, as the Company has lowered prices and research and development expenses in order to remain competitive and has concentrated on OEM distribution in order to build its installed base of users.

     There are many competitors for Intuit's consumer finance and other products and services, and the Company expects that competition will increase as it expands its offerings, and as more companies expand their businesses onto the Internet. There are relatively low barriers to entry for Internet-based businesses, so the Company faces competition from new and relatively small companies as well as established software companies. The Company also faces competition from financial institutions that are developing their own financial software and websites. The Company's Web-based investment-related services and the Quicken.com website compete with online financial publishers and the financial areas on numerous online services such as AOL and Yahoo!, as well as financially-oriented websites such as MSN Investor. In addition, in connection with a product development joint venture established by the Company and certain private investors, the Company has agreed with the joint venture not to compete in certain areas of Web-based personal finance for a period of ten years. See "-- Risks Relating to Internet Businesses" and "Recent Events -- Joint Venture."

     PRODUCT DEVELOPMENT. The Company believes that its future success will depend in large part on its ability to enhance existing products and services and to develop and introduce new products and services on a timely basis. The markets in which the Company competes, particularly in the Internet area, are characterized by rapidly changing customer demands, continuous technological changes and improvements, shifting industry standards and frequent new product introductions by other companies. Changes in any of these areas can quickly render existing products obsolete, so the Company's success depends on its ability to respond rapidly to these changes with new products and services, as well as improvements to existing products and services. Failure to develop and introduce new products and services that satisfy customer demands in a timely manner, due to resource constraints or technological or other reasons, could have a material adverse effect on the Company's operating results and financial condition. In addition, only a small percentage of new software products achieve any degree of sustained market acceptance.

     During fiscal 1998, the Company announced that it was developing a multi-user version of QuickBooks. The Company currently expects that the product will be available by the end of fiscal 1998. However, if the launch date is delayed (which is possible given the uncertainties of complex software development), the delay would have a substantial negative impact on revenue and net income for the fourth quarter of fiscal 1998 and for fiscal 1998 as a whole. Providing technical support for this new product will present challenges as the Company does not have experience supporting multi-user products, and all new software products have a risk of "bugs." See "-- Product Quality." Higher technical support costs could also negatively affect operating results.

     The development of tax preparation software presents a unique challenge because of the demanding annual development cycle required to incorporate tax law changes each year. The Company cannot predict how complex the tax law changes will be each year, or when tax forms will be available from the IRS and state tax agencies. However, since the tax return preparation season is brief, it is imperative that the Company release final product versions for any tax year as early as possible. Late release of these products in any year could cause the Company's current and prospective customers to choose a competitive product for that year's tax return preparation season, making it more difficult for the Company to sell its products to those customers in future tax return preparation seasons. If for any reason the Company failed to release its tax products in time for use during the then current tax year, it would lose substantially all of its revenues for that fiscal year, and the Company's ability to market tax preparation software successfully in the future would be greatly impaired. In addition, the Company guarantees to its professional customers that its state tax products will be released by specified dates. Late release of such products could result in a significant loss of revenues in that fiscal year as a result of the guarantee and the loss of future business. The rigid development timetable for tax products also increases the risk of errors in those products. See "--Product Quality."

     During fiscal 1998, Intuit expanded the use of its internally-developed electronic filing service. Although the electronic filing service performed well during the tax season just completed, as the Company's electronic filing program expands in the future, so will the risks involved. For example, if the Company has technical problems that prevent customers from filing their returns, particularly right before the April 15 filing deadline, the Company could face serious financial and public relations consequences.

     As Intuit expands its Internet-based businesses, it expects that customers will be concerned about privacy and security of the personal information they provide when using products and services. The Company currently incorporates extensive security measures into its products and services, and it is developing a comprehensive customer privacy policy. However, a major breach of customer privacy or security, even by another company, could have a negative effect on Intuit.

     PRODUCT QUALITY. New software products often contain undetected errors or "bugs" that can adversely affect the performance of the product or damage a user's data. These problems can be expensive to fix, particularly if the Company needs to do a major maintenance release or pay refunds to customers. Poor product quality can cause the Company to lose revenue, customers and market share or incur higher technical support costs. Any major product bugs could have a material negative effect on the Company's financial performance. For example, during fiscal 1995 the Company notified its customers that several of its tax products for the 1994 tax year had defects, and the Company released revised versions of the software at no charge. These defects resulted in negative publicity, customer dissatisfaction and a $1.3 million expense in the second quarter of fiscal 1995. Less serious defects were discovered during fiscal 1996 and, although the defects did not have a serious impact on customer satisfaction, the Company incurred expenses of approximately $1.2 million to correct the problem. There can be no assurance that errors or omissions will not be found in new products or releases after commencement of commercial shipments, resulting in substantial costs, negative publicity, customer dissatisfaction, loss of market share or failure to achieve any significant degree of market acceptance. Any such occurrence could have a material adverse effect on the Company's business, operating results and financial condition.

     In addition, errors in Intuit's products can also potentially result in other types of liability to customers. For example, the Company guarantees the accuracy of the tax calculations performed by its federal personal tax products and has agreed to reimburse any penalties paid by a consumer customer to the Internal Revenue Service solely as a result of miscalculation on a form prepared using the Company's personal tax products. If these products contain a calculation error affecting a significant number of consumer customers' returns, the Company could be subject to liability claims and be required to make substantial payments, and its operating results and financial condition could be materially adversely affected.

     PRODUCT RETURNS. Like most other software companies, the Company has a generous return policy for its distributors and retailers, although it encourages them to make returns promptly. The Company has an unconditional return policy for direct customers. The Company establishes reserves for product returns in its financial statements, based on estimated future returns of products, taking into account promotional activities, the timing of new product introductions, distributor and retailer inventories of its products and other factors. In the past, returns have not generally exceeded the reserves the Company has established for them. However, if in the future retail sell-through of a major product falls significantly below expectations, or if competitors' promotional or other activities result in increased product returns, returns could exceed the reserves established for them and could have a negative effect on the Company's financial performance. In addition, the rate of product returns could increase as other changes in Intuit's distribution channels occur or existing products become obsolete.

     During the tax return preparation season, Intuit generally ships significantly more tax products to its distributors and retailers than it expects them to sell during the tax season, in order to reduce the risk that distributors or retailers will run out of products during the short tax season. As a result, Intuit has historically accepted significant returns of its tax products each year, principally from April to September, and expects to continue to do so in the future.

     DEPENDENCE ON DISTRIBUTION CHANNELS. The Company markets its desktop software in North America through traditional retail software outlets, computer superstores, office and warehouse clubs, general mass merchandisers and distributors. The only retailer or distributor that accounted for more than 10% of the Company's net revenue during the past three fiscal years and the first nine months of fiscal 1998 was Ingram Micro Inc. (12% in fiscal 1995, 13% in fiscal 1996, 14% in fiscal 1997 and 19% for the nine months ended April 30,
1998).

     There are increasing numbers of companies competing for access to the distribution channels used by the Company, and Intuit's arrangements with its distributors and retailers may be terminated by either party at any time without cause. Distributors and retailers generally carry competing products. Retailers of Intuit's products typically have a limited amount of shelf space and promotional resources, for which there is intense competition. There can be no assurance that distributors and retailers will continue to purchase Intuit's products or provide Intuit's products with adequate levels of shelf space and promotional support. Any termination or significant disruption of Intuit's relationship with any of its major distributors or retailers, or a significant reduction in sales volume attributable to any of Intuit's principal resellers, could materially adversely affect the Company's results of operations and financial condition. Also, the bankruptcy, deterioration in financial condition or other business difficulties of a distributor or retailer could render Intuit's accounts receivable from such entity uncollectible, which could result in a large write-off having an adverse effect on the Company's operating results and financial condition.

     During the past few years, there has been increasing consolidation among retailers. This trend has created a number of large retailers with significant bargaining power, which makes it more difficult for the Company to negotiate financially favorable terms. The Company expects this consolidation trend to continue during the remainder of fiscal 1998 and beyond.

     An element of the Company's retail sales efforts that has been important over the last several years is its original equipment manufacturer, or "OEM," relationships with hardware and software manufacturers. The Company sells its software to OEMs to be combined with their products, which are then sold to consumers. Although these OEM relationships have been a good source of new customers for Intuit, the sale prices the Company receives for OEM sales are much lower than retail or direct sale prices. If competitive pressures or other factors cause the Company to further increase the percentage of its products that are sold through OEMs, the Company's revenue and operating margins could be adversely affected.

     RISKS RELATED TO ACQUISITIONS. Since the beginning of fiscal 1995, Intuit has acquired several businesses, including Parsons Technology, Inc. in September 1994 (which Intuit sold in August 1997); Personal News, Inc. in June 1995; Milkyway, K.K. in January 1996; Interactive Insurance Services Corp. in June 1996; GALT Technologies, Inc. in September 1996; Somma France SARL in February 1997; and Nihon Micom Co. Ltd. in March 1997. Although Intuit believes these transactions were in the best interests of Intuit and its stockholders, there are significant risks associated with these transactions. The acquisitions have expanded Intuit's size, product lines, personnel and geographic locations. Intuit's ability to integrate and organize these new businesses has required improvements in its operational, financial and management information systems and further improvements will be necessary. Although Intuit has taken steps to improve its internal processes to address issues presented by its growth through acquisitions, it has in the past experienced significant operational difficulties in its order entry and shipping systems and in providing technical support to customers. Intuit is likely to face the same challenges to the extent that the Pending Acquisition is consummated. See "-- Risks of Pending Acquisition." There is no assurance that similar problems will not occur with other acquisitions in the future or that they will not have a material adverse effect on Intuit's results of operations.

     The above-described acquisitions have also resulted in significant amortization expenses, including amortization of purchased software (reflected in cost of goods sold) and amortization of goodwill and purchased intangibles (reflected in operating expenses), as well as charges for purchased research and development. These expenses have had a negative impact on the Company's operating results, resulting in a reduction in net income of $48.7 million in fiscal 1996, $34.6 million in fiscal 1997 and $3.7 million in the first nine months of fiscal 1998. Amortization expense related to completed acquisitions will continue to have a negative impact on operating results in future periods. The Pending Acquisition, which will be accounted for under the purchase method of accounting, is expected to result in a write-off of approximately $20 million representing in process research and development in the quarter in which the acquisition is consummated. In addition, the Company expects to capitalize certain intangibles in the amount of approximately $390 million, which it expects to amortize over periods of three to five years. However, such expectations are based upon a preliminary allocation of the purchase price for the Pending Acquisition, which is subject to adjustment, which could be material in amount, based upon the Company's further analysis. See "-- Risks of Pending Acquisition" and "Recent Events -- Pending Acquisition of Lacerte." If Intuit completes additional acquisitions in the future, there could be an incremental negative impact on operating results from future amortization relating to such acquisitions.

     RISKS RELATING TO INTERNET BUSINESSES. Since fiscal 1996, one of the Company's strategic business efforts has been to establish a "community" of new Internet-based resources and businesses in order to establish the Company as a premiere provider of personal and business financial information and services on the Web, and during the past two years it has invested significant resources to lay some of the groundwork for establishing these new businesses. The Company believes that the dramatic growth of the Internet and the Web will give it significant opportunities to grow its business over the next several years, but fiscal 1998 year-to-date Internet-based revenue is less than 5% of total revenue. The Company expects its Internet-based businesses to grow in absolute dollars, but it cannot predict if or when they will generate significant revenue or profits. The Company faces many risks and challenges in this area, including the following:

     The Internet represents a new business model for Intuit, where revenues are expected to come from advertising and marketing service fees instead of software product sales. In order to generate significant revenue from these sources, at a minimum the Company needs to dramatically increase consumer traffic to its websites. This may require establishing additional strategic relationships, such as the Company's relationships with Excite, AOL and CNNfn. The Company may not be able to establish these additional relationships, especially given the relatively limited number of leading Internet companies. To the extent that competitors of the Company establish relationships with such companies, particularly exclusive relationships, the Company's ability to expand its Internet businesses could be adversely affected. Even if the Company is successful in establishing these relationships with leading Internet companies, they may not bring significant increased traffic to its websites. The Company also needs to quickly and successfully build new skills as a website content provider and publisher, which are somewhat different from its traditional desktop software development and programming skills. In particular, development cycles for Web-based products and services are essentially continuous while desktop software products generally have much longer and more predictable development cycles. In addition, customers may refuse to transact business over the Internet due to privacy or security concerns. A major breach of customer privacy or security, even by another company, could have a significant negative effect on Intuit. The Company cannot be certain that consumers' use of the Internet, particularly for commercial transactions, will continue to increase as rapidly as it has during the past few years. To the extent that the use of the Internet for transacting business does not grow as a result of privacy or security concerns, or otherwise, the Company's Internet-based businesses would be adversely affected.

     In addition, the Company believes that sales and marketing and research and development expenses related to Internet-based products and services will continue to increase as a percentage of net revenue for the remainder of fiscal 1998 and into fiscal 1999. This could have an adverse effect on the Company's operating results, particularly if revenue from these services does not meet expectations.

     A component of the Company's connectivity strategy has been its decision to move from a proprietary electronic communications link between its software and financial institutions, to an Internet-based link, and its collaboration with several other parties (including Microsoft and Checkfree) to merge its efforts in a jointly developed standard called Open Financial Exchange(TM) ("OFX"). While the Company believes that OFX is the right strategic approach for Intuit, the Company faces risks and challenges in implementing it. OFX is a new, unproven technology. Financial institutions may not accept and implement OFX as rapidly as the Company would like, or they may adopt alternative connectivity standards that may or may not support interoperability with OFX. To some degree, expansion of the Company's small business and personal finance product initiatives is dependent upon industry adoption of OFX as a connectivity standard. There can be no assurance that financial institutions or others will adopt and implement the OFX protocol, and their failure to do so would unfavorably inhibit the Company's ability to expand the connectivity of its product offerings to other environments or applications in the future. In October 1997, the Company announced a joint development effort with Integrion Financial Network (a consortium of retail banks that developed the Gold Standard connectivity specification) to develop technology that will allow users of Intuit software to connect to financial institutions that support the Integrion platform. Although the Company currently expects that connectivity to the Integrion platform will be available in Quicken products beginning in fiscal 1999, there can be no assurance that these joint development efforts will be successful or be completed in a timely manner.

     The Company faces intense competition in its Internet-based businesses. There are very low barriers to entry, and the market is extremely fragmented, making it difficult for any one company to acquire a "critical mass" of customers. Many of Intuit's competitors can afford large investments in this business. The Company may be unable to adapt its operational infrastructure to support its Internet-based businesses and the complex operational requirements of its strategic relationships. The operational requirements for online businesses are very different from the requirements of Intuit's desktop software business.

     Because the Company's products and services are available over the Internet in multiple states and foreign countries, such jurisdictions may claim that the Company is required to qualify to do business as a foreign corporation, and to pay sales tax, in each such state or foreign country. The failure of the Company to qualify to do business and to pay sales tax in a jurisdiction where it is required to do so could subject the Company to liabilities and penalties. Further, to the extent that states or foreign countries were generally successful in imposing sales tax on Internet commerce, the growth of the use of the Internet could slow substantially, which could have an adverse effect on the growth of the Company's Internet-based businesses.

     YEAR 2000 RISKS AND LITIGATION. Intuit is in the process of evaluating its internal computer systems, as well as the software products it sells, to determine whether modifications will be required to prevent problems related to the Year 2000. Based on preliminary assessments, the Company believes that costs required to achieve Year 2000 compliance (including costs incurred to date) will not be material. However, actual costs may increase depending on the outcome of its continuing evaluations. In addition, the products and services of certain other companies with whom the Company has strategic relationships may not be Year 2000 compliant, which could create issues with respect to the use of the Company's products and services through these strategic partners.

     Class action lawsuits were filed in California on April 29, 1998 and in New York on May 14, 1998 entitled Issokson v. Intuit Inc. and Roccochilelli v. Intuit Inc., respectively, alleging Year 2000 issues with the online banking functionality in Quicken for Windows versions 5 and 6 and for Quicken for Macintosh versions 6 and 7. The Company does not believe the lawsuits have merit and intends to defend them vigorously. Intuit has been working with financial institutions to provide solutions to its current online banking customers and is planning to make such solutions available before the customers experience any Year 2000 problems.

     RISKS ASSOCIATED WITH INVESTMENTS IN CHECKFREE CORPORATION AND EXCITE
INC. As of April 30, 1998, Intuit held 10.6 million shares of Checkfree Corporation common stock (representing approximately 19% of Checkfree's outstanding common stock) and 2.9 million shares of Excite common stock (representing approximately 13% of Excite's outstanding common stock). Although the Company had significant unrealized gains on these holdings as of April 30, 1998 (reported as a separate component of stockholders' equity), there can be no assurance that the value of these shares will not decline in the future. The Company's ability to dispose of both the Checkfree and Excite stock is restricted by volume trading limitations and other contractual arrangements, which increases the Company's exposure to the risk of owning these securities. If these or other future investments become impaired (more than a temporary decline in value), or if they are sold at a substantial loss, the decline in value or loss would be reflected as other expense and there could be a material adverse impact on net income.

     In addition, on April 30, 1998, the Company provided a short-term unsecured loan (due within less than one year) in the amount of $50 million to Excite and may provide additional financing to Excite in the future. The loan is on a parity with all other indebtedness of Excite but is subordinated to Excite's current $6 million credit facility. To the extent that Excite is unable to, or fails to, satisfy its obligations with respect to this indebtedness, the Company's operating results and financial condition would be adversely affected.

     CUSTOMER SERVICE AND TECHNICAL SUPPORT. The Company provides customer service and technical support for its products primarily by telephone, fax and electronic mail, and it currently operates major domestic telephone support centers in Tucson, Arizona and Fredericksburg, Virginia, and a telephone sales and service center in Mountain View, California. The Company currently has a full-time customer service and technical support staff of about 1,000 employees but during periods of peak call volumes (such as during the tax return filing season, or shortly after a major product launch), it hires many seasonal employees and outsources some of the work.

     Despite its efforts to adequately staff and equip its customer service and support operations, during peak periods, the Company occasionally cannot respond promptly to all customer calls. The Company may also have an unusually high volume of calls, and be unable to respond promptly, if large numbers of customers' order shipments are delayed or if the Company's products have bugs. For example, in fiscal 1995 the Company had some operational problems with its direct order entry system that resulted in a high volume of calls, customer dissatisfaction, lost business and negative publicity. During fiscal 1996, customers had difficulties connecting to Intuit's online banking and bill payment services, and the Company incurred unexpected expenses for operational improvements. The new multi-user QuickBooks product may also result in significantly higher customer service and technical support expenses since customers are likely to need considerably more assistance with this more complex product. If the Company experiences customer service and support problems in the future they could adversely affect customer relationships and financial performance.

     In June 1997, the Company decided to close a major technical support facility in Rio Rancho, New Mexico and consolidate its operations with its Tucson, Arizona call center. The Company also restructured its European technical support operations during fiscal 1997. The Company's technical support and other restructuring activities during fiscal 1997 resulted in a restructuring charge of $10.4 million. Although the Company expects that these changes will allow it to reduce customer service and technical support as a percentage of revenue, it cannot be certain that they will.

     RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS. The Company's international revenues come primarily from Japan (small business products) and Germany, Canada and the United Kingdom (small business, consumer finance and personal tax products). The Company also operates in smaller European, Asian and Latin American markets. Developing products for foreign markets is more time-consuming and costly than developing products for the U.S. market. Delays or other problems in product launches may be more likely because of these factors, and they can impact the Company's financial performance. For example, the Company's German subsidiary experienced delays in two critical product launches in fiscal 1996 that resulted in excess inventory levels in the distribution channel, and a delay in releasing the German QuickBooks product during fiscal 1998, which contributed to lower revenues in the first two quarters of fiscal 1998 compared to fiscal 1997. Economic conditions in international markets can also negatively affect Intuit's business. The economic situation in Japan has had a negative impact on international revenue and profits during fiscal 1998, and the general weakness in European consumer software markets impacted fiscal 1996 results. The Company's international revenue and expenses are currently denominated in a variety of foreign currencies and the Company does not currently engage in any hedging activities. Although the impact of currency fluctuations has not been significant in the past, this could change in the future, and it could have a negative impact on the Company's operating results and financial condition. Other risks in the Company's international operations could also have a negative impact on its business, including unexpected changes in regulatory requirements, tariffs and other trade barriers; longer accounts receivable payment cycles and collection difficulties; the burden of complying with a wide variety of foreign laws (including financial reporting and record-keeping requirements); possible adverse tax consequences including repatriation of earnings; and potentially less protection for its intellectual property rights under foreign laws.

     In response to disappointing results in Europe during the past several quarters, the Company has accelerated the process of refocusing its product development efforts toward small business products in selected larger markets. As a result, the Company will be devoting fewer resources to consumer finance and tax products, and to smaller geographic markets. This shift in strategy is likely to negatively impact international operating results for the remainder of the fiscal year.

     DEPENDENCE ON KEY PERSONNEL. The Company believes that its future success and growth will depend on its ability to attract and retain qualified employees in all areas of its business. The Company has employment agreements with a few of its executive officers, but the agreements do not assure the Company of continued services. The Company does not maintain any key person life insurance policies. The Company does not have any employment agreements with non-executive employees. Although the Company believes it offers competitive compensation and a good working environment, it faces intense competition for qualified employees, particularly persons with technical and marketing expertise. Like many of its competitors, Intuit has had difficulties during the past few years hiring and retaining employees. At certain times during the past few years, employee morale and retention have been hindered by declines in the Company's stock price and the value of employee stock options. To address this problem, the Company has in the past "repriced" certain stock options, including during fiscal 1997.

     LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY. The Company relies on a combination of copyright, patent, trademark and trade secret laws, and employee and third-party nondisclosure agreements, to protect its software products and other proprietary technology. The Company does not have any copy-protection mechanisms in its software because it does not believe they are practical or effective. Current U.S. laws that prohibit copying give the Company only limited practical protection from software "pirates," and the laws of many other countries provide almost no protection for its intellectual property. Policing unauthorized use of the Company's products is difficult, expensive and time-consuming and the Company expects that software piracy will be a persistent problem for its desktop software products. In addition, the unique technology of the Internet may tend to increase, and provide new methods for, illegal copying of the technology used in the Company's Internet-based products and services. Furthermore, there can be no assurance that Intuit's competitors will not independently develop technologies that are substantially equivalent or superior to Intuit's technologies.

     The Company does not necessarily own all of the software and other technologies used in its products and services, but it has all licenses that it believes are necessary for using that technology. The Company does not believe that it products, trademarks and other proprietary rights infringe anyone else's proprietary rights. However, other parties occasionally claim that features or content of certain of the Company's products, or its use of certain trademarks, may infringe their property rights. Past claims have not resulted in any material litigation, settlement or licensing expenses in the past, but future claims could. There can be no assurance that third parties will not assert infringement claims against Intuit in the future or that any such assertion will not result in costly litigation or require Intuit to obtain a license to intellectual property rights of third parties. There can be no assurance that such licenses will be available on reasonable terms, or at all.

     RISKS RELATED TO REGULATED BUSINESSES. Some of the Company's products and services are regulated businesses under federal or state laws. The Company offers these regulated products and services through separate subsidiary corporations. These subsidiaries must comply with a variety of regulations that do not apply to most software companies. Establishing and maintaining regulated subsidiaries requires significant financial, legal and management resources. If the subsidiaries fail to comply with applicable regulations, they could face liability to customers and/or penalties and sanctions by government regulators.

     The Company's Quicken Investment Services, Inc. subsidiary (or "QISI") is registered as an investment adviser in many states and is subject to certain federal laws as well. QISI is responsible for Quicken Financial Planner, Quicken Retirement Planner on Quicken.com and some investment-related features in the Company's Quicken products. Investment adviser regulations restrict QISI's business practices in several areas, including advertising and distribution arrangements. The business activities of Interactive Insurance Services ("IIS"), which operates the Quicken InsureMarket website, are subject to state insurance regulations. IIS (or one of its officers) currently has an insurance license in each state where the Company believes licensing is necessary. State insurance laws regulate various aspects of the business operations of IIS and participating insurance carriers, including advertising, record-keeping and compensation. The Company's QuickenMortgage and Quicken Business Cash Finder loan services launched during fiscal 1998 are offered by a subsidiary called Intuit Lender Services, Inc. (or "ILSI"). The Company is continuing the process of registering and licensing ILSI as a mortgage or loan broker in all states where registration or licensing is required, and it is not be able to accept online loan applications through QuickenMortgage or Quicken Business CashFinder in those states where registration or licensing is required and the process has not been completed.

     The Company's fall 1997 Quicken products allow customers of participating brokerages to trade securities through their broker's website. Quicken InsureMarket may expand its site to include other insurance products that are considered "securities" under federal and state laws. The Company believes it has structured these services in a way that does not subject Intuit to direct government regulation. However, it is possible that these services, or other services the Company may offer in the future, may be regulated under federal and/or state securities broker-dealer laws or other regulations. The Company continually analyzes new business opportunities, and any new businesses that it pursues may require additional expenditures and investments in regulatory compliance.

     Various Intuit products contain powerful encryption technology. Government regulations currently prohibit this technology from being exported outside of the United States and Canada. Some agencies of the federal government are seeking to relax export laws, but others are seeking to tighten export restrictions on software containing encryption technology. These regulations may affect international sales of the Company's desktop software as well as its ability to provide the level of security customers are seeking in Internet-based products and services on a worldwide basis.

     DEPENDENCE ON THIRD-PARTY SUPPLIER. Intuit's financial supplies business (which represented approximately 15% of the Company's net revenues in fiscal
1997) has only one source for its checks, which account for approximately three-quarters of supplies revenue. In September 1995, the Company entered into an exclusive five-year contract with John H. Harland Co. to print all of its check products. The Company believes its relationship with Harland is good. However, if for any reason Harland cannot provide checks on a timely basis, it could have a material negative impact on sales of supplies and on Intuit as a whole. The Company has no other material single-source suppliers.

     VOLATILITY OF STOCK PRICE. The market price of Intuit's Common Stock has been volatile. See "Price Range of Common Stock." The factors described above under "-- Seasonality; Quarterly Fluctuations in Revenue and Operating Results" that contribute to fluctuations in Intuit's quarterly revenues, operating income and net income, announcements of technical innovations, new commercial products, company or product acquisitions or the development of strategic relationships by Intuit or its competitors, changes in earnings estimates by analysts and market conditions in the computer hardware and computer software industries may have a significant impact on the market price of the Company's Common Stock. In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology companies and that often has been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the market price of the Company's Common Stock in the future.

     CERTAIN ANTI-TAKEOVER PROVISIONS. Shares of preferred stock may be issued in the future by the Company without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors of the Company may determine. The rights of the holders of Intuit's Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of Intuit. The Company does not have any present plans to issue any shares of preferred stock. However, on April 29, 1998, the Board of Directors adopted a stockholder rights plan and declared a dividend to all stockholders of record on May 11, 1998 of rights to purchase shares of preferred stock under certain conditions and amended the Bylaws of the Company to eliminate the right of stockholders holding ten percent of the Company's outstanding Common Stock to call a special meeting of stockholders. See "Description of Capital Stock -- Rights Plan." In addition,
Section 203 of the Delaware General Corporation Law restricts certain business combinations with any "interested stockholder" as defined by such statute. These provisions and the Company's stockholder rights plan are designed to encourage potential acquirers to negotiate with the Company's Board of Directors and give the Board sufficient opportunity to consider various alternatives to maximize stockholder value. These provisions and the stockholder rights plan and the amendment to the Bylaws are also intended to discourage certain tactics that may be used in proxy fights. However, these provisions and the stockholder rights plan could discourage potential acquisition proposals and could delay or prevent a change in control of the Company and, as a consequence, they also may adversely affect the market price of the Company's Common Stock. Such provisions also may have the effect of preventing changes in the management of the Company. See "Description of Capital Stock."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 8,400,000 shares of Common Stock offered by the Company hereby are estimated to be $370.7 million ($426.4 million if the Underwriters' over-allotment option is exercised in full) at an assumed public offering price of $45.875 per share and after deducting the estimated underwriting discount and offering expenses. The Company expects to use the net proceeds from this offering to fund the major portion of the $400 million cash purchase price of the Pending Acquisition. The Company expects to use any remaining proceeds for working capital and other general corporate purposes. The consummation of the Pending Acquisition is subject to numerous risks and uncertainties. If the Pending Acquisition does not occur, the Company intends to use such proceeds for working capital and general corporate purposes. Thus, the Company's management would have broad discretion as to the allocation of the net proceeds from this Offering. See "Risk Factors -- Risks of Pending Acquisition." In such event, a portion of the proceeds could be used to acquire or invest in other complementary businesses or products or to obtain the right to use other complementary technologies. Currently, however, the Company does not have any understandings, commitments or agreements with respect to any material acquisitions, other than the Pending Acquisition. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term, interest-bearing, investment-grade securities.

                          PRICE RANGE OF COMMON STOCK

     Intuit's Common Stock began trading over the counter in March 1993 at the time of its initial public offering. It is quoted on the Nasdaq National Market under the symbol "INTU." The following table shows the range of high and low closing sales prices reported on the Nasdaq National Market for the periods indicated. Prices reflect inter-dealer prices without retail markup, markdown or commissions. The unpredictability of the Company's quarter-to-quarter results may have a significant impact on its stock price. See "Risk
Factors -- Volatility of Stock Price." Share prices in the first quarter of fiscal 1996 have been adjusted retroactively to give effect to Intuit's two-for-one stock split in August 1995.

                                                               HIGH      LOW
                                                              ------    ------
FISCAL 1996
  First quarter.............................................  $72.00    $40.63
  Second quarter............................................   87.00     53.25
  Third quarter.............................................   67.63     43.00
  Fourth quarter............................................   55.50     33.50
FISCAL 1997
  First quarter.............................................  $40.50    $26.00
  Second quarter............................................   39.75     26.88
  Third quarter.............................................   28.63     21.50
  Fourth quarter............................................   28.50     22.13
FISCAL 1998
  First quarter.............................................  $35.75    $23.88
  Second quarter............................................   41.25     27.31
  Third quarter.............................................   53.38     39.13
  Fourth quarter (through May 15, 1998).....................   54.00     45.88

     On May 15, 1998, the closing sales price reported on the Nasdaq National Market for the Company's Common Stock was $45.875 per share. As of April 30, 1998, the Company had approximately 850 record holders of its Common Stock.

                                DIVIDEND POLICY

     The Company has never paid any cash dividends on its Common Stock. The Company currently anticipates that it will retain all future earnings for use in its business, so it does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth as of January 31, 1998 (i) the unaudited capitalization of the Company on an actual basis, (ii) the unaudited capitalization of the Company as adjusted to give effect to the sale of the 8,400,000 shares of Common Stock offered by the Company hereby (at an assumed public offering price of $45.875 per share and after deducting the estimated underwriting discount and offering expenses), and (iii) the pro forma unaudited capitalization of the Company after giving effect to the Pending Acquisition and as adjusted for the Offering as set forth in (ii) above. See "Use of Proceeds." This table should be read in conjunction with the other financial information, financial statements and notes thereto included elsewhere in this Prospectus Supplement, included in the accompanying Prospectus and incorporated by reference therein.

                                                               JANUARY 31, 1998
                                                   -----------------------------------------
                                                                   AS           PRO FORMA
                                                    ACTUAL     ADJUSTED(1)   AS ADJUSTED(2)
                                                   ---------   -----------   ---------------
                                                                (IN THOUSANDS)
Long-term obligations............................  $  31,253    $ 31,253        $ 31,253
Stockholders' equity:
  Preferred stock, $0.01 par value
     Authorized -- 3,000,000 shares
     Issued and outstanding -- none..............         --          --              --
  Common stock, $0.01 par value
     Authorized -- 250,000,000 shares
     Issued and outstanding -- 47,833,000 shares
     actual, 56,233,000 shares as adjusted and
     pro forma as adjusted(3)....................        478         562             562
  Additional paid-in capital.....................    577,542     948,135         948,135
  Net unrealized gain on marketable securities...    117,929     117,929         117,929
  Cumulative translation adjustment..............       (361)       (361)           (361)
  Accumulated deficit............................   (134,146)   (134,146)       (146,732)
                                                   ---------    --------        --------
     Total stockholders' equity..................    561,442     932,119         919,533
                                                   ---------    --------        --------
          Total capitalization...................  $ 592,695    $963,372        $950,786
                                                   =========    ========        ========

---------------
(1) Does not reflect the pro forma effects of the Pending Acquisition.

(2) Gives effect to the acquisition of Lacerte by the Company as if such acquisition had occurred as of January 31, 1998 by combining balance sheet data of the Company as of January 31, 1998 and of Lacerte as of March 31, 1998 and are adjusted to reflect the receipt of the net proceeds from the Offering calculated based upon the assumptions described in (ii) above and the application of such net proceeds to pay the major portion of the purchase price for the Pending Acquisition.

(3) Does not include an aggregate of 8,442,459 shares of Common Stock issuable upon exercise of options outstanding as of January 31, 1998 under the Company's Plans, 420,995 shares of Common Stock issuable upon exercise of options outstanding as of that date under the Discontinued Plans and an additional 3,645,232 shares of Common Stock reserved for future issuance as of that date under the Plans and the Company's Employee Stock Purchase Plan.

              SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

    The following selected consolidated financial data of the Company should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in the Prospectus accompanying this Prospectus Supplement from the Company's Form 10-K for the year ended July 31, 1997. The consolidated statements of operations data for the years ended July 31, 1995, 1996 and 1997 and the balance sheet data as of July 31, 1996 and 1997 are derived from financial statements of the Company that have been audited by Ernst & Young LLP, independent auditors, and are incorporated by reference in the Prospectus accompanying this Prospectus Supplement. The consolidated balance sheet data as of July 31, 1995 is derived from financial statements of the Company that have been audited by Ernst & Young LLP, and that are not incorporated by reference in the Prospectus accompanying this Prospectus Supplement. The consolidated statements of operations data for the six months ended January 31, 1997 and 1998 and the consolidated balance sheet data as of January 31, 1998 are derived from unaudited financial statements that are incorporated by reference in the Prospectus accompanying this Prospectus Supplement. The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

                                                                                                SIX MONTHS ENDED
                                                                   YEARS ENDED JULY 31,            JANUARY 31,
                                                              ------------------------------   -------------------
                                                                1995       1996       1997       1997       1998
                                                              --------   --------   --------   --------   --------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net revenue.................................................  $419,160   $538,608   $598,925   $368,484   $333,471
Costs and expenses:
  Costs of goods sold:
    Product.................................................   110,322    136,470    137,281     85,666     67,875
    Amortization of purchased software and other............    11,369      1,399      1,489        154      1,353
  Customer service and technical support....................    75,113    106,872    119,762     68,071     65,432
  Selling and marketing.....................................   109,382    142,319    162,047     90,636     78,939
  Research and development..................................    57,332     75,558     93,018     45,391     52,778
  General and administrative................................    26,437     33,153     37,460     22,624     18,207
  Charge for purchased research and development.............    52,471      8,043     11,009      4,929         --
  Other acquisition costs, including amortization of
    goodwill and purchased intangibles......................    41,775     40,570     26,543     16,494      8,861
  Restructuring costs.......................................        --         --     10,356         --         --
                                                              --------   --------   --------   --------   --------
        Total costs and expenses............................   484,201    544,384    598,965    333,965    293,445
                                                              --------   --------   --------   --------   --------
        Income (loss) from operations.......................   (65,041)    (5,776)       (40)    34,519     40,026
Microsoft merger termination fee, net.......................    41,293         --         --         --         --
Interest and other income and expense, net..................     3,748      7,646      9,849      3,806      4,271
Gain on disposal of business................................        --         --         --         --      4,321
                                                              --------   --------   --------   --------   --------
Income (loss) from continuing operations before income
  taxes.....................................................   (20,000)     1,870      9,809     38,325     48,618
Provision for income taxes..................................    24,296     16,225     12,741     21,929     19,533
                                                              --------   --------   --------   --------   --------
Income (loss) from continuing operations....................   (44,296)   (14,355)    (2,932)    16,396     29,085
Loss from operations of discontinued operations, net of
  income tax benefit of $3,725,000..........................        --     (6,344)        --         --         --
Gain from sale of discontinued operations, net of income tax
  provision of $52,617,000..................................        --         --     71,240     71,240         --
                                                              --------   --------   --------   --------   --------
Net income (loss)...........................................  $(44,296)  $(20,699)  $ 68,308   $ 87,636   $ 29,085
                                                              ========   ========   ========   ========   ========
Basic net income (loss) per share from continuing
  operations................................................  $  (1.07)  $  (0.32)  $  (0.06)  $   0.36   $   0.61
Basic loss per share from discontinued operations...........        --      (0.14)        --         --         --
Basic income per share from sale of discontinued
  operations................................................        --         --       1.53       1.54         --
                                                              --------   --------   --------   --------   --------
Basic net income (loss) per share(1)........................  $  (1.07)  $  (0.46)  $   1.47   $   1.90   $   0.61
                                                              ========   ========   ========   ========   ========
Diluted net income (loss) per share(1)......................  $  (1.07)  $  (0.46)  $   1.44   $   1.85   $   0.59
                                                              ========   ========   ========   ========   ========
Shares used in computing basic net income (loss) per
  share(1)..................................................    41,411     45,149     46,424     46,220     47,322
Shares used in computing diluted net income (loss) per
  share(1)..................................................    41,411     45,149     47,448     47,484     48,929

                                                                          JULY 31,
                                                              --------------------------------       JANUARY 31,
                                                                1995        1996        1997             1998
                                                              --------    --------    --------      --------------
                                                                       (IN THOUSANDS)               (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $197,775    $198,018    $205,099         $248,711
Working capital.............................................   164,281     169,724     243,195          452,384
Total assets................................................   398,605     418,020     663,676          977,081
Long-term obligations.......................................     8,770       5,583      36,444           31,253
Total stockholders' equity..................................   280,399     299,235     415,061          561,442

---------------
(1) Basic net income (loss) per share has been computed using the weighted average number of common shares outstanding. Diluted net income (loss) per share has been computed using the weighted average number of common shares outstanding and dilutive common equivalent shares issuable upon exercise of stock options. As discussed in Note 8 of the Notes to Consolidated Financial Statements of the Company included in the Company's Form 10-K for the year ended July 31, 1997 incorporated by reference in the Prospectus accompanying this Prospectus Supplement, all share and per share data for the Company for fiscal 1995 have been adjusted retroactively to give effect to Intuit's two-for-one stock split in August 1995.

                 QUARTERLY RESULTS OF OPERATIONS OF THE COMPANY

    The following table presents certain unaudited quarterly statement of operations data for the Company for the seven quarters ended April 30, 1998. In the opinion of management, this information has been prepared on the same basis as the audited consolidated financial statements incorporated by reference in the Prospectus accompanying this Prospectus Supplement and includes all necessary adjustments (consisting only of normal recurring adjustments) that the Company considers necessary to present fairly such information. The table should be read in conjunction with the audited Consolidated Financial Statements and Notes thereto of the Company incorporated by reference in the Prospectus accompanying this Prospectus Supplement from the Company's Form 10-K for the year ended July 31, 1997. The Company's quarterly results have in the past been subject to fluctuations and, as a result, the operating results for any quarter are not necessarily indicative of results for any future period.

                                                                        QUARTERS ENDED
                                         ----------------------------------------------------------------------------
                                         OCT. 31,   JAN. 31,   APRIL 30,   JULY 31,   OCT. 31,   JAN. 31,   APRIL 30,
                                           1996       1997       1997        1997       1997       1998      1998(1)
                                         --------   --------   ---------   --------   --------   --------   ---------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net Revenue............................  $102,506   $265,978   $136,326    $ 94,115   $ 95,958   $237,513   $141,996
Costs and Expenses:
  Cost of goods sold:
    Product............................    27,045     58,621     28,917      22,698     22,396     45,479     29,331
    Amortization of purchased software
      and other........................        40        114        526         809        703        650        588
  Customer service and technical
    support............................    27,512     40,559     27,040      24,651     27,921     37,511     26,389
  Selling and marketing................    37,401     53,235     40,196      31,215     31,949     46,990     55,067
  Research and development.............    22,461     22,930     22,393      25,234     26,144     26,634     25,381
  General and administrative...........    11,906     10,718      8,737       6,099      8,509      9,698      9,180
  Charge for purchased research and
    development........................     4,929         --      6,080          --         --         --         --
  Other acquisition costs, including
    amortization of goodwill and
    purchased intangibles..............    10,302      6,192      4,284       5,765      3,941      4,920      3,369
  Restructuring costs..................        --         --         --      10,356         --         --         --
                                         --------   --------   --------    --------   --------   --------   --------
    Total costs and expenses...........   141,596    192,369    138,173     126,827    121,563    171,882    149,305
                                         --------   --------   --------    --------   --------   --------   --------
    Income (loss) from operations......   (39,090)    73,609     (1,847)    (32,712)   (25,605)    65,631     (7,309)
Interest and other income and expense,
  net..................................     2,048      1,758      2,806       3,237      2,030      2,241      3,104
Gain on disposal of business...........        --         --         --          --      4,321         --         --
                                         --------   --------   --------    --------   --------   --------   --------
Income (loss) from continuing
  operations before income taxes.......   (37,042)    75,367        959     (29,475)   (19,254)    67,872     (4,205)
Income tax provision (benefit).........    (8,738)    30,667        471      (9,659)    (6,495)    26,028     (1,999)
                                         --------   --------   --------    --------   --------   --------   --------
Income (loss) from continuing
  operations after tax.................   (28,304)    44,700        488     (19,816)   (12,759)    41,844     (2,206)
Gain on sale of discontinued
  operations, net of tax...............        --     71,240         --          --         --         --         --
                                         --------   --------   --------    --------   --------   --------   --------
Net income (loss)......................  $(28,304)  $115,940   $    488    $(19,816)  $(12,759)  $ 41,844   $ (2,206)
                                         ========   ========   ========    ========   ========   ========   ========
Basic income (loss) per share from
  continuing operations................     (0.61)      0.96       0.01       (0.42)     (0.27)      0.88      (0.05)
Basic income per share from sale of
  discontinued operations..............        --       1.54         --          --         --         --         --
                                         --------   --------   --------    --------   --------   --------   --------
Basic net income (loss) per share......  $  (0.61)  $   2.50   $   0.01    $  (0.42)  $  (0.27)  $   0.88   $  (0.05)
                                         ========   ========   ========    ========   ========   ========   ========
Shares used in computing basic per
  share amounts........................    46,049     46,391     46,526      46,730     47,085     47,560     48,209
                                         ========   ========   ========    ========   ========   ========   ========
Diluted income (loss) per share from
  continuing operations................     (0.61)      0.94       0.01       (0.42)     (0.27)      0.85      (0.05)
Diluted income per share from sale of
  discontinued operations..............        --       1.50         --          --         --         --         --
                                         --------   --------   --------    --------   --------   --------   --------
Diluted net income (loss) per share....  $  (0.61)  $   2.44   $   0.01    $  (0.42)  $  (0.27)  $   0.85   $  (0.05)
                                         ========   ========   ========    ========   ========   ========   ========
Shares used in computing diluted per
  share amounts........................    46,049     47,631     47,252      46,730     47,085     49,438     48,209
                                         ========   ========   ========    ========   ========   ========   ========

---------------

(1) The financial information included for the quarter ended April 30, 1998 was made publicly available by the Company on May 18, 1998 and included in a Form 8-K filed on that date but is incomplete as the Company has not yet prepared full quarterly financial statements (including footnotes) or filed a Form 10-Q with the Commission with respect to such quarterly results.

                         SELECTED FINANCIAL DATA OF LACERTE

     The following selected financial data of Lacerte should be read in conjunction with the Combined Financial Statements and Notes thereto of Lacerte incorporated by reference in the Prospectus accompanying this Prospectus Supplement from the Company's Form 8-K dated May 18, 1998. The Lacerte statements of operations data for the years ended March 31, 1996, 1997 and 1998 and the balance sheet data as of March 31, 1997 and 1998 are derived from the financial statements of Lacerte that have been audited by Price Waterhouse LLP, independent accountants, and are incorporated by reference in the Prospectus accompanying this Prospectus Supplement from the Company's Form 8-K filed May 18, 1998. The statements of operations data for the six months ended March 31, 1998 are derived from unaudited financial information. The unaudited financial information has been prepared on substantially the same basis as the audited financial statements and, in the opinion of Lacerte's management, include all adjustments consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

                                                                                          SIX MONTHS
                                                               YEARS ENDED MARCH 31,        ENDED
                                                            ---------------------------   MARCH 31,
                                                             1996      1997      1998        1998
                                                            -------   -------   -------   ----------
                                                                         (IN THOUSANDS)
                                                                                          (UNAUDITED)
COMBINED STATEMENTS OF OPERATIONS DATA(1):
Revenue...................................................  $62,081   $68,129   $75,586    $64,208
                                                            -------   -------   -------    -------
Operating expenses:
  Costs of revenue........................................    4,245     4,369     4,480      3,185
  Software support........................................    5,716     6,359     5,681      3,523
  Research and development................................   12,314    14,042    15,471      8,925
  Selling and marketing...................................    4,522     4,687     4,557      2,442
  General and administrative..............................   15,532    15,284    16,526      9,150
                                                            -------   -------   -------    -------
         Total operating expenses.........................   42,329    44,741    46,715     27,225
                                                            -------   -------   -------    -------
Income from operations....................................   19,752    23,388    28,871     36,983
Other income, net.........................................      663       516       713        331
                                                            -------   -------   -------    -------
Income before state income taxes..........................   20,415    23,904    29,584     37,314
State tax provision.......................................      609       464       159         71
                                                            -------   -------   -------    -------
Net income................................................  $19,806   $23,440   $29,425    $37,243
                                                            =======   =======   =======    =======

                                                                    MARCH 31,
                                                                ------------------
                                                                 1997       1998
                                                                -------    -------
                                                                  (IN THOUSANDS)
COMBINED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........    $ 4,810    $ 6,621
Working capital.............................................      6,825     10,722
Total assets................................................     20,266     22,821
Long-term obligations.......................................         --         --
Total stockholders' equity..................................     11,753     15,178

------------------------

(1) Lacerte elected to be treated as an "S" corporation under the federal income tax laws and therefore was not subject to federal income tax. The unaudited financial information of Lacerte included for the six months ended March 31, 1998 is incomplete as it was prepared solely for purposes of preparing pro forma condensed combining statements of operations data and does not include all of the information required by Regulation S-X for full quarterly financial statements, such as footnotes.

     Lacerte is a leading developer and marketer of tax preparation software and services for tax professionals. Its products are used primarily by tax professionals to prepare federal and state income tax returns for individuals and businesses, as well as estate, trust and gift tax returns. Lacerte also provides electronic filing services and offers seminars and self-study tutorials in a variety of areas related to tax preparation and software usage. In its fiscal year ended March 31,

1998, Lacerte licensed use of its products to over 30,000 customers, primarily accounting and tax firms.

     Lacerte's revenue increased from $62.1 million in fiscal 1996 to $68.1 million in fiscal 1997 and to $75.6 million in fiscal 1998, primarily as a result of increases in unit sales. Lacerte's business has provided it with a relatively stable source of recurring revenue, since users of Lacerte's products must purchase annual updates that reflect tax law and form changes. Although prices for Lacerte's products remained relatively stable from fiscal 1996 through fiscal 1998, Lacerte has recently announced modest increases in prices of many of its products. Lacerte's revenue includes both fees from the license of its products for unlimited annual use and fees for "remote entry processing" where the user is charged a fee for each tax return processed. Revenue from licenses for unlimited annual use is generally recognized at the time of shipment of the product, although a substantial number of customers pay the license fee in advance. Remote entry processing revenues are recognized on electronic delivery to the customer of an encryption key that allows the customer to prepare a return. Lacerte's revenues are highly seasonal, as sales of its products are concentrated in the fiscal quarter ended March 31.

     Lacerte's operating expenses remained relatively stable from fiscal 1996 through fiscal 1998. Income from operations increased from $19.8 million, or 31.8% of revenue, in fiscal 1996 to $23.4 million, or 34.3% of revenue, in fiscal 1997 and $28.9 million, or 38.2% of revenue, in fiscal 1998. A portion of Lacerte's general and administrative expenses consist of compensation paid to Lacerte's principal shareholders, who will not remain as employees following the closing of the Pending Acquisition. Intuit anticipates that increases in other operating expenses of Lacerte following the acquisition will partially offset the reduction in compensation expense. Lacerte was not subject to federal income tax as a result of its election to be treated as an "S" corporation under the federal income tax laws.

         UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

     The following pro forma condensed combining statements of operations are set forth herein to give effect to the net proceeds to the Company from the sale of 8,400,000 shares of Common Stock at an assumed offering price of $45.875 per share and the acquisition of Lacerte by Intuit as if such acquisition had occurred as of the beginning of each period presented by combining the statements of operations data of (i) the Company for the year ended July 31, 1997 and Lacerte for the twelve month period from October 1, 1996 through September 30, 1997 and (ii) the Company for the six months ended January 31, 1998 and Lacerte for the six months ended March 31, 1998, respectively. The pro forma condensed combining balance sheet data gives effect to the acquisition of Lacerte by Intuit as if such acquisition had occurred on January 31, 1998. The pro forma combined consolidated financial information does not reflect any potential cost savings which may be obtained following the Pending Acquisition. The pro forma adjustments and assumptions are based on estimates, evaluations and other data currently available. In particular, such adjustments include information based upon the Company's preliminary allocation of the purchase price for the Pending Acquisition, which is subject to adjustment based upon the Company's further analysis. The pro forma condensed combining statements of operations is provided for illustrative purposes only and is not necessarily indicative of the combined results of operations that would have been reported had the Pending Acquisition occurred on August 1, 1996, nor does it represent a forecast of the combined future results of operations for any future period. All information contained herein should be read in conjunction with the Consolidated Financial Statements and the Notes thereto of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Form 10-K for the year ended July 31, 1997, the Financial Statements and Notes thereto of Lacerte included in the Company's Form 8-K dated May 18, 1998 and the Notes to the unaudited pro forma condensed combining financial information.

                                           INTUIT        LACERTE
                                         FOR THE SIX   FOR THE SIX
                                           MONTHS        MONTHS
                                            ENDED         ENDED               PRO FORMA
                                         JANUARY 31,    MARCH 31,     -------------------------
     UNAUDITED PRO FORMA CONDENSED          1998          1998        ADJUSTMENTS      COMBINED
   COMBINING INCOME STATEMENT DATA:      -----------   -----------    -----------      --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATE)
Net revenue............................   $333,471      $ 64,208       $     --        $397,679
Costs and expenses:
  Cost of goods sold:
     Product...........................     67,875         3,185             --          71,060
     Amortization of purchased software
       and other.......................      1,353            --             --           1,353
  Customer service and technical
     support...........................     65,432         3,523             --          68,955
  Selling and marketing................     78,939         2,442             --          81,381
  Research and development.............     52,778         8,925             --          61,703
  General and administrative...........     18,207         9,150             --          27,357
  Other acquisition costs, including
     amortization of goodwill and
     purchased intangibles.............      8,861            --         61,316(e)       70,177
                                          --------      --------       --------        --------
       Total costs and expenses........    293,445        27,225         61,316         381,986
                                          --------      --------       --------        --------
       Income (loss) from
          operations...................     40,026        36,983        (61,316)         15,693
Interest and other income and expense,
  net..................................      4,271           331             --           4,602
Gain on disposal of business...........      4,321            --             --           4,321
                                          --------      --------       --------        --------
Net income (loss) before income taxes..     48,618        37,314        (61,316)         24,616
Provision for (benefit from) income
  taxes................................     19,533            71         (9,672)(f)       9,932
                                          --------      --------       --------        --------
Net income (loss)......................   $ 29,085      $ 37,243       $(51,644)       $ 14,684
                                          ========      ========       ========        ========
Basic net income per share.............   $   0.61                                     $   0.26
                                          ========                                     ========
Shares used in computing basic net
  income per share.....................     47,322                        8,400(a)       55,722
                                          ========                     ========        ========
Diluted net income per share...........   $   0.59                                     $   0.26
                                          ========                                     ========
Shares used in computing diluted net
  income per share.....................     48,929                        8,400(a)       57,329
                                          ========                     ========        ========

                            See accompanying notes.

                                        INTUIT          LACERTE
                                     FOR THE YEAR     FOR THE YEAR             PRO FORMA
                                         ENDED           ENDED         -------------------------
   UNAUDITED PRO FORMA CONDENSED     JUL. 31, 1997   SEPT. 30, 1997    ADJUSTMENTS      COMBINED
 COMBINING INCOME STATEMENT DATA:    -------------   --------------    -----------      --------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenue........................    $598,925         $ 69,474        $     --        $668,399
Costs and expenses:
  Cost of goods sold:
     Product.......................     137,281            4,417              --         141,698
     Amortization of purchased
       software and other..........       1,489               --              --           1,489
  Customer service and technical
     support.......................     119,762            5,768              --         125,530
  Selling and marketing............     162,047            4,499              --         166,546
  Research and development.........      93,018           14,091              --         107,109
  General and administrative.......      37,460           15,620              --          53,080
  Charge for purchased research and
     development...................      11,009               --              --          11,009
  Other acquisition costs,
     including amortization of
     goodwill and purchased
     intangibles...................      26,543               --         122,632(e)      149,175
  Restructuring costs..............      10,356               --              --          10,356
                                       --------         --------        --------        --------
          Total costs and
            expenses...............     598,965           44,395         122,632         765,992
                                       --------         --------        --------        --------
          Income (loss) from
            operations.............         (40)          25,079        (122,632)        (97,593)
Interest and other income and
  expense, net.....................       9,849              471              --          10,320
                                       --------         --------        --------        --------
Income (loss) from continuing
  operations before income taxes...       9,809           25,550        (122,632)        (87,273)
Provision for (benefit from) income
  taxes............................      12,741              322         (39,155)(f)     (26,092)
                                       --------         --------        --------        --------
Income (loss) from continuing
  operations.......................      (2,932)          25,228         (83,477)        (61,181)
Gain from sale of discontinued
  operations, net of income tax
  provision of $52,617,000.........      71,240               --              --          71,240
                                       --------         --------        --------        --------
Net income (loss)..................    $ 68,308         $ 25,228        $(83,477)       $ 10,059
                                       ========         ========        ========        ========
Basic loss per share from
  continuing operations............    $  (0.06)                                        $  (1.12)
Basic income per share from sale of
  discontinued operations..........        1.53                                             1.30
                                       --------                                         --------
Basic net income per share.........    $   1.47                                         $   0.18
                                       ========                                         ========
Shares used in computing basic net
  loss per share...................      46,424                            8,400(a)       54,824
                                       ========                         ========        ========
Diluted loss per share from
  continuing operations............    $  (0.06)                                        $  (1.12)
Diluted income per share from sale
  of discontinued operations.......        1.50                                             1.28
                                       --------                                         --------
Diluted net income per share.......    $   1.44                                         $   0.18
                                       ========                                         ========
Shares used in computing net income
  (loss) per share.................      47,448                            8,400(a)       55,848
                                       ========                         ========        ========

                            See accompanying notes.

                                      INTUIT       LACERTE              PRO FORMA
                                    JANUARY 31,   MARCH 31,    ---------------------------
  UNAUDITED PRO FORMA CONDENSED        1998         1998       ADJUSTMENTS       COMBINED
  COMBINING BALANCE SHEET DATA:     -----------   ---------    -----------      ----------
                                                        (IN THOUSANDS)
              ASSETS
Current assets:
  Cash and cash equivalents.......   $105,532     $  6,621      $ 370,677(a)
                                                                 (400,000)(b)   $   82,830
  Short-term investments..........    143,179           --             --          143,179
  Marketable securities...........    394,049           --             --          394,049
  Accounts receivable, net........    170,277        8,513             --          178,790
  Notes
     receivable -- shareholders...         --        3,068             --            3,068
  Inventories.....................      4,811           --             --            4,811
  Prepaid expenses................     18,622          163             --           18,785
                                     --------     --------      ---------       ----------
          Total current assets....    836,470       18,365        (29,323)         825,512
Property and equipment, net.......     70,574        2,966             --           73,540
Intangibles from Lacerte
  Acquisition.....................         --           --        394,822(b)
                                                                  (20,300)(c)      374,522
Purchased intangibles, net........     13,676        1,104             --           14,780
Goodwill, net.....................     19,190           --                          19,190
Investments.......................      2,000           --             --            2,000
Restricted investments............     32,493           --             --           32,493
Other assets......................      2,678          386             --            3,064
                                     --------     --------      ---------       ----------
          Total assets............   $977,081     $ 22,821      $ 345,199       $1,345,101
                                     ========     ========      =========       ==========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities:
  Accounts payable................   $ 59,535     $    771      $      --       $   60,306
  Accrued compensation and related
     liabilities..................     20,595        1,703             --           22,298
  Deferred revenue................     38,602        1,002             --           39,604
  Income taxes payable............     16,940           --         (7,714)(c)        9,226
  Deferred income taxes...........     92,147           --             --           92,147
  Other accrued liabilities.......    156,267        4,167         10,000(b)       170,434
                                     --------     --------      ---------       ----------
          Total current
            liabilities...........    384,086        7,643          2,286          394,015
Deferred income taxes.............        300           --             --              300
Long-term notes payable...........     31,253           --             --           31,253
Commitments and contingencies
Stockholders' equity:
  Preferred stock.................         --           --             --               --
  Common stock....................        478           --             84(a)           562
Additional paid-in capital........    577,542           12        370,593(a)
                                                                      (12)(d)      948,135
Net unrealized gain on marketable
  securities......................    117,929           --             --          117,929
Cumulative translation adjustment
  and other.......................       (361)          --             --             (361)
Retained earnings (accumulated
  deficit)........................   (134,146)      15,166        (15,166)(d)
                                                                    7,714(c)
                                                                  (20,300)(c)     (146,732)
                                     --------     --------      ---------       ----------
          Total stockholders'
            equity................    561,442       15,178        342,913          919,533
                                     --------     --------      ---------       ----------
          Total liabilities and
            stockholders'
            equity................   $977,081     $ 22,821      $ 345,199       $1,345,101
                                     ========     ========      =========       ==========

                            See accompanying notes.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

     Note 1. The unaudited pro forma condensed combining balance sheet of Intuit and Lacerte has been prepared as if the Pending Acquisition, which is being accounted for as a purchase, was completed as of January 31, 1998. Based on an aggregate purchase price of $400 million, plus $10 million of direct and indirect acquisition costs, and approximately $8 million in liabilities assumed, a total of $418 million was allocated to the Lacerte March 31, 1998 balance sheet. Actual balance sheets of Intuit and Lacerte will be combined at the effective date of the Pending Acquisition.

     The preliminary allocation of the purchase price among the identifiable tangible and intangible assets was based on a preliminary appraisal of the fair market value of those assets. Such preliminary purchase price allocation is subject to adjustment based upon the Company's further analysis, which adjustment could be material in amount. Specifically, purchased research and development was identified and valued through interviews concerning each Lacerte developmental project. Expected future cash flows of each developmental project were discounted to present value taking into account risks associated with the inherent difficulties and uncertainties in completing the project, and thereby achieving technological feasibility, and risks related to the viability of and potential changes in future target markets.

     The above preliminary analysis and valuation resulted in a value of approximately $20 million for purchased research and development which has not yet reached technological feasibility and does not have alternative future uses. Therefore, in accordance with generally accepted accounting principles, this amount has been written off as a pro forma adjustment.

     Using the same methodology, other intangibles were identified and preliminarily valued. Expected future cash flows associated with these intangibles were discounted to present value taking into account risks related to the characteristics of each item. The amounts preliminarily identified as intangible assets as well as goodwill arising from the transaction are expected to be amortized over estimated useful lives ranging from three to five years.

     Note 2. The Intuit statement of operations for the year ended July 31, 1997 has been combined with the Lacerte statement of income for the year ended September 30, 1997. Additionally, the Intuit statement of operations for the six month period ended January 31, 1998 has been combined with Lacerte's statement of income for the six month period ended March 31, 1998. This method of combining the two companies is for the presentation of unaudited pro forma condensed combining financial statements only. Actual statements of operations of Intuit and Lacerte will be combined from the effective date of the Pending Acquisition with no retroactive restatement. The unaudited pro forma condensed combining financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of Intuit and the combined financial statements of Lacerte for the indicated periods.

     Note 3. The unaudited pro forma condensed combining statements of operations for Intuit and Lacerte have been prepared as if the Pending Acquisition was completed as of the beginning of each period presented. The unaudited pro forma combined net loss per share is based on the weighted average number of common shares of Intuit Common Stock outstanding during the period, adjusted to give effect to 8,400,000 shares of the Company's Common Stock assumed to be issued pursuant to the Company's planned public offering, the proceeds of which are to be used to fund the purchase price for the Pending Acquisition.

     Note 4. Lacerte has elected under the Internal Revenue Code to be an "S" corporation. In lieu of federal corporate income taxes, the stockholders of an "S" corporation are taxed on their proportionate shares of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in Lacerte's financial statements, as the tax effects of the Company's activities accrue to the individual stockholders. The unaudited pro forma condensed combining statements of operations include pro forma adjustments to adjust Lacerte's earnings as if they were subject to the corporate tax treatment of a "C" corporation.

     Note 5. The unaudited pro forma condensed combining statements of operations for Intuit and Lacerte do not include the approximate $20 million charge for acquired in-process research and development arising from the Pending Acquisition, as it is a material nonrecurring charge. This charge will be included in the actual consolidated statements of operations of Intuit in the fiscal quarter in which the Pending Acquisition closes.

     Note 6. The following pro forma adjustments are reflected in the unaudited pro forma condensed combining financial information and are required to allocate the preliminary purchase price and acquisition costs to the net assets to be acquired from Lacerte based on their fair value, as determined by a preliminary appraisal, and to reflect the write-off of purchased research and development identified in the purchase price allocation:

     (a) Reflects $370,677,000 of net proceeds to the Company from the sale of 8,400,000 shares of Common Stock at an assumed public offering price of $45.875 per share after deducting the estimated underwriting discount and offering expenses.

     (b) Reflects the allocation of the purchase price, based on fair market values, to the historical balance sheet.

     (c) Reflects the write-off of purchased research and development identified in the purchase price allocation and the related pro forma tax effects. The pro forma statements of operations exclude the write-off of purchased research and development due to its non-recurring nature.

     (d) Reflects the elimination of Lacerte's equity accounts.

     (e) Reflects the amortization of intangibles associated with the purchase of Lacerte as if the acquisition was completed as of the beginning of each period presented. Amortization is over the estimated useful lives of the assets acquired (generally between three and five years).

     (f) Reflects the effect of treating Lacerte as an "S" corporation versus a "C" corporation for federal and state tax purposes.

                          DESCRIPTION OF CAPITAL STOCK

     Under Intuit's Certificate of Incorporation, Intuit is currently authorized to issue up to 250,000,000 shares of Common Stock and 3,000,000 shares of Preferred Stock. As of April 30, 1998, there were 48,679,009 shares of Common Stock outstanding beneficially held by approximately 850 stockholders of record.

COMMON STOCK

     Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. Each stockholder is entitled to one vote for each share of Common Stock held by him or her on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in the Company's Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock and any participating Preferred Stock outstanding at that time after payment of liquidation preferences, if any, on the outstanding Preferred Stock and payment of other claims of creditors. Each outstanding share of Common Stock is, and any shares of Common Stock offered hereby will be, fully paid and nonassessable.

PREFERRED STOCK

     Under the Company's Certificate of Incorporation, the Company's Board of Directors may direct the issuance of up to 3,000,000 shares of Preferred Stock (less the 200,000 shares designated as Series B Junior Participating Preferred Stock, par value $0.01 per share (the "Series B Preferred Shares") reserved for issuance pursuant to the stockholder rights plan adopted by the Board on April 29, 1998) in one or more series and with rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, that may be fixed or designated by the Board of Directors pursuant to a certificate of designation without any further vote or action by Intuit's stockholders. The Board of Directors may authorize and issue Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock, because the terms of the Preferred Stock that might be issued could conceivably prohibit the Company's consummation of any merger, reorganization, sale of substantially all its assets, liquidation or other extraordinary corporate transaction without approval of the outstanding shares of Preferred Stock. Thus, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Intuit.

     The Series B Preferred Shares purchasable upon exercise of the Rights issued in connection with the Rights Agreement (as such terms are defined below) will not be redeemable. Each Series B Preferred Share will be entitled to a quarterly dividend payment of 1,000 times the dividend declared per Common Share. In the event of liquidation, each Series B Preferred Share will be entitled to a $10.00 preference, and thereafter the holders of the Series B Preferred Shares will be entitled to an aggregate payment of 1,000 times the aggregate payment made per Common Share. Each Series B Preferred Share will have 1,000 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Series B Preferred Share will be entitled to receive 1,000 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

     Because of the nature of the Series B Preferred Shares' dividend, liquidation and voting rights, the value of the one one-thousandth interest in a Series B Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.

RIGHTS PLAN

     On April 29, 1998, the Company's Board of Directors entered into a Rights Agreement (the "Rights Agreement") with American Stock Transfer and Trust Company, as Rights Agent (the "Rights Agent"), and, in connection therewith, declared a dividend of one Series B Preferred Share purchase right (a "Right") for each outstanding share of common stock, par value $0.01 per share (the "Common Shares"), of the Company. The dividend is payable to stockholders of record on May 11, 1998 (the "Record Date"). In addition, one Right will be issued with each Common Share that becomes outstanding (i) between the Record Date and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (as such terms are defined in the Rights Agreement) or
(ii) following the Distribution Date and prior to the Redemption Date or Final Expiration Date, pursuant to the exercise of stock options or under any employee plan or arrangement or upon the exercise, conversion or exchange of other securities of the Company, which options or securities were outstanding prior to the Distribution Date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a Series B Preferred Share of the Company, at a price of $250.00 per one one-thousandth of a Series B Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

     Until the earlier to occur of (i) 10 days following a public announcement or disclosure that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% (the "Designated Percentage") or more of the outstanding Common Shares (the date of such announcement or disclosure being the "Shares Acquisition Date") or (ii) 10 business days (or, provided that a majority of the members of the Board of Directors then in office are Continuing Directors (as defined below), such later date as may be determined by action of the Board of Directors) following the announcement of an intention to make a tender offer or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificates with a copy of a Summary of Rights attached thereto. No person shall become an Acquiring Person if the Board of Directors of the Company determines in good faith that a person who would otherwise be an Acquiring Person has become such inadvertently, and such person as promptly as practicable takes such actions as may be necessary so that such person would no longer be considered an Acquiring Person. From and after a Shares Acquisition Date, a "Continuing Director" is a member of the Board of Directors who was a member prior to the Shares Acquisition Date or, so long as the Continuing Directors constitute a majority of the number of directors then in office, whose election or nomination for election was approved or recommended by a majority of the Continuing Directors.

     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date, upon transfer or new issuance of Common Shares, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the

Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on May 1, 2008 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

     The Purchase Price payable, and the number of Series B Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series B Preferred Shares, (ii) upon the grant to holders of the Series B Preferred Shares of certain rights or warrants to subscribe for or purchase Series B Preferred Shares at a price, or securities convertible into Series B Preferred Shares with a conversion price, less than the then current market price of the Series B Preferred Shares or (iii) upon the distribution to holders of the Series B Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Series B Preferred Shares) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of one one-thousandths of a Series B Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

     In the event that any person becomes an Acquiring Person, unless the event causing the Designated Percentage threshold to be crossed and the Person to thereby become an Acquiring Person is a merger, acquisition or other business combination described in the next paragraph or is an acquisition of Common Shares pursuant to a tender offer or an exchange offer for all outstanding Common Shares at a price and on terms determined by at least a majority of the Board of Directors (provided that a majority of the members of the Board of Directors then in office must be Continuing Directors) and a majority of the members of the Board of Directors who are not officers of the Company and who are not representatives, nominees, affiliates or associates of an Acquiring Person, after receiving advice from one or more investment banking firms, to be
(a) at a price which is fair to stockholders (taking into account all factors which such members of the Board deem relevant including, without limitation, prices which could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and (b) otherwise in the best interests of the Company and its stockholders, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right on the terms and conditions set forth in the Rights Agreement. If the Company does not have authorized but unissued Common Shares sufficient to satisfy such obligation to issue Common Shares, the Company is obligated to deliver upon payment of the exercise price of a Right an amount of cash or other securities equivalent in value to the Common Shares issuable upon exercise of a Right.

     In the event that, after the Distribution Date, the Company merges into or engages in certain other business combination transactions with an Acquiring Person, or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, each holder of a Right, other than Rights beneficially owned by an Acquiring Person, will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

     At any time after any person becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the

Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one Common Share, or one one-thousandth of a Series B Preferred Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Series B Preferred Shares will be issued (other than fractions which are integral multiples of one one-thousandth of a Series B Preferred Share, which may, at the election of the Company, be evidenced by depository receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Series B Preferred Shares on the last trading day prior to the date of exercise.

     At any time prior to the earlier of (i) the close of business on the tenth day following the Shares Acquisition Date and (ii) the expiration date of the Rights, the Board of Directors of the Company may redeem, by a resolution of the Board of Directors (which resolution shall, if adopted following the Shares Acquisition Date, be effective only if a majority of the Board of Directors then in office shall be Continuing Directors), the Rights in whole, but not in part, at a price of $0.001 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. After the period for redemption of the Rights has expired, the Board may not amend the Rights Agreement to extend the period for redemption of the Rights. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. Additionally, the Rights shall not be exercisable for Common Shares upon a person becoming an Acquiring Person, until the Company's right to redeem the Rights has terminated.

     The terms of the Rights may be amended by a resolution of the Board of Directors (which resolution shall, if adopted following the Shares Acquisition Date, be effective only if a majority of the Board of Directors then in office shall be Continuing Directors), without the consent of the holders of the Rights, except that from and after such time as the period for redemption of the Rights has expired, no such amendment may adversely affect the interests of the holders of the Rights (other than an Acquiring Person).

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A dated May 5, 1998. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

     The Rights approved by the Board are designed to protect and maximize the value of the outstanding equity interests in the Company in the event of an unsolicited attempt by an acquiror to take over the Company, in a manner or on terms not approved by the Board of Directors. Takeover attempts frequently include coercive tactics to deprive the Company's Board of Directors and its stockholders of any real opportunity to determine the destiny of the Company. The Rights have been declared by the Board in order to deter such tactics, including a gradual accumulation of shares in the open market of a 20% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all stockholders equally. These tactics unfairly pressure stockholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their shares. The Rights are not intended to prevent a takeover of the Company and will not do so. Because the Rights may be redeemed by the Company, they should not interfere with any merger or business combination approved by the Board of Directors.

     Issuance of the Rights does not in any way weaken the financial strength of the Company or interfere with its business plans. The issuance of the Rights themselves has no dilutive effect, will not affect reported earnings per share, should not be taxable to the Company or to its stockholders and will not change the way in which the Company's shares are presently traded. The Company's Board of Directors believes that the Rights represent a sound and reasonable means of addressing the complex issues of corporate policy created by the current takeover environment. However, the Rights may have the effect of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms or in a manner not approved by the Company's Board of Directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.

DELAWARE'S ANTI-TAKEOVER LAW

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Anti-Takeover Law") regulating corporate takeovers. The Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested stockholder" (a stockholder who acquired 15% or more of the corporation's outstanding voting stock without the prior approval of the corporation's board of directors) for three years following the date that such stockholder became an "interested stockholder." A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the provisions of the Anti-Takeover Law.

TRANSFER AGENT AND REGISTRAR AND LISTING

     The Transfer Agent and Registrar for the Company's Common Stock is American Stock Transfer & Trust Company. The Company's Common Stock is listed on the Nasdaq National Market under the trading symbol INTU.

                                  UNDERWRITING

     The Underwriters named below have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the respective number of shares of Common Stock indicated below opposite their respective names. The Underwriters are committed to purchase all of the shares, if they purchase any.

                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
Deutsche Morgan Grenfell Inc. ..............................
Morgan  Stanley  &  Co.  Incorporated ......................
BancAmerica Robertson Stephens..............................
BT Alex. Brown .............................................
William Blair & Company, L.L.C. ............................
Hambrecht & Quist LLC ......................................
NationsBanc Montgomery Securities LLC ......................
                                                              --------
          Total.............................................  8,400,000
                                                              ========

     The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions.

     The Underwriters have advised the Company that the Underwriters propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus Supplement. The Underwriters may allow to selected dealers (who may include the Underwriters) a concession of not more than
$     per share. The selected dealers may reallow a concession of not more than
$          to certain other dealers. After the public offering, the price and concessions and re-allowances to dealers and other selling terms may be changed by the Underwriters. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part. The Underwriters do not intend to sell any of the shares of Common Stock offered hereby to accounts over which they exercise discretionary authority.

     The Company has granted an option to the Underwriters to purchase up to a maximum of 1,260,000 additional shares of Common Stock to cover over-allotments, if any, at the public offering price, less the underwriting discount set forth on the cover page of this Prospectus Supplement. Such option may be exercised at any time until 30 days after the date of the Underwriting Agreement. To the extent the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the Offering.

     The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities including civil liabilities under the Securities Act of 1933, as amended, or will contribute to payments the Underwriters may be required to make in respect thereof.

     In connection with this Offering, each of the Company's directors and executive officers have agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 90 days after the date of this Prospectus Supplement, without the prior written consent of Deutsche Morgan Grenfell Inc. and Morgan Stanley & Co. Incorporated. The Company has agreed in the Underwriting Agreement that it will not, directly or indirectly, without the prior written consent of Deutsche Morgan Grenfell Inc. and Morgan Stanley & Co. Incorporated, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exchangeable for Common Stock, for a period of 90 days after the effective date of this Offering, except under certain circumstances.

     Certain persons participating in this Offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position crated in connection with this Offering. A penalty bid means an arrangement that permits the Underwriter to reclaim a selling concession from a syndicate member in connection with this Offering when shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

     An affiliate of Morgan Stanley & Co. Incorporated is the principal investor in the Company's joint venture entity established to develop certain Web-oriented finance products. See "Recent Developments -- Joint Venture."

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Fenwick & West LLP, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich and Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements and schedule of Intuit Inc. appearing in Intuit Inc.'s Annual Report (Form 10-K) for the year ended July 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements of Lacerte Software Corporation and Lacerte Educational Services Corporation incorporated in this Prospectus Supplement by reference to the audited historical financial statements as of March 31, 1997 and 1998 and for each of the three years in the period ended March 31, 1998 included as Exhibit 99.02 to Intuit Inc.'s Form 8-K dated May 18, 1998 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given upon the authority of said firm as experts in auditing and accounting.

PROSPECTUS

                                  $500,000,000

                                  INTUIT INC.

               COMMON STOCK, PREFERRED STOCK AND DEBT SECURITIES
                            ------------------------

    Intuit Inc., a Delaware corporation ("Intuit" or the "Company") may from time to time offer up to $500,000,000 in the aggregate of (a) shares of common stock, $0.01 par value per share, of Intuit ("Common Stock"), (b) shares of preferred stock, $0.01 par value per share, of Intuit ("Preferred Stock"), in one or more series, and (c) debt securities of Intuit ("Debt Securities"), consisting of debentures, notes and/or other secured or unsecured evidences of indebtedness in one or more series, or (d) any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each at prices and on terms to be determined at the time of sale. The Common Stock, Preferred Stock and Debt Securities are collectively referred to herein as the "Securities." The Securities offered pursuant to this Prospectus may be issued in one or more series of issuances and the aggregate offering price of the Securities will not exceed $500,000,000 (or its equivalent (based on the applicable exchange rate at the time of the sale) in one or more foreign currencies, currency units or composite currencies as shall be designated by the Company).

    Intuit may sell the Securities to or through underwriters, dealers or agents or directly to purchasers or through a combination of such methods. See "Plan of Distribution." Intuit reserves the sole right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of Securities to be made directly or through agents. The accompanying Prospectus Supplement ("Prospectus Supplement") sets forth the names of any underwriters, dealers or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, and any applicable fee, commission or discount arrangement.

    All specific terms of the offering and sale of Securities, including the initial public offering price, aggregate amount, listing on any securities exchange or quotation system, specific risk factors and the identity of the agents, dealers, or underwriters, if any, to be utilized in connection with the sale of the Securities, as well as information, as applicable, about certain United States federal income tax considerations relating to the Securities being sold, will be set forth in a Prospectus Supplement.

    With respect to the Preferred Stock, the related Prospectus Supplement will set forth the specific designation, rights, preferences, privileges and restrictions thereof, including without limitation dividend rate or rates (or method of ascertaining the same), dividend payment dates and dates from which dividends shall accrue, voting rights, liquidation preferences, any conversion or exchange rights, any redemption or sinking fund provisions and any other special terms.

    With respect to the Debt Securities, the related Prospectus Supplement will set forth the title, rights and restrictions thereof, including without limitation whether they are senior or subordinated, secured or unsecured obligations, the currencies or currency units in which they are denominated, the aggregate principal amount, the maturity, premium, if any, interest rate (which may be fixed, floating or adjustable) and time and method of calculating payment of interest, if any, the place or places where principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, any conversion, exchange, redemption or sinking fund provisions and any other special terms. If so specified in the applicable Prospectus Supplement, Debt Securities or a series may be issued in whole or in part in the form of one or more temporary or permanent global securities.

    Unless otherwise specified in a Prospectus Supplement, the Senior Debt Securities, when issued, will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities, when issued, will be subordinated in right of payment to all Senior Indebtedness (as defined) of the Company, including any outstanding Senior Debt Securities. See "Description of Debt Securities -- Subordination of Subordinated Debt Securities".

    With respect to the Common Stock, the related Prospectus Supplement will set forth the number of shares offered for sale by the Company and the initial public offering price or method of determining the initial public offering price. The Company's Common Stock is listed on the Nasdaq National Market under the symbol "INTU". Any Common Stock sold pursuant to a Prospectus Supplement will be quoted on such market.

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                            ------------------------

         THE OFFERING OF THE SECURITIES INVOLVES A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" COMMENCING ON PAGE 3 HEREOF.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS APRIL 29, 1998.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the World Wide Web site is http://www.sec.gov. The Company's Common Stock is quoted for trading on the Nasdaq National Market and, accordingly, reports, proxy statements and other information concerning the Company may be inspected at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected, without charge, at the offices of the Commission in Washington, D.C. and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated herein by reference:

          (a) The Company's annual report on Form 10-K filed with the Commission for the fiscal year ended July 31, 1997.

          (b) The Company's quarterly reports on Form 10-Q for the quarters ended October 31, 1997 and January 31, 1998.

          (c) The Company's definitive proxy statement dated December 12, 1997.

          (d) The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A filed with the Commission under the Exchange Act, and any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act following the date of this Prospectus and prior to the termination of the offering contemplated hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (all of such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"). The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the Incorporated Documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement or this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any other document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the Incorporated Documents (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Investor Relations, Intuit Inc., 2535 Garcia Avenue, Mountain View, California 94043 (telephone number (650) 944-2713).

                                  THE COMPANY

     Intuit develops, markets and supports personal finance, small business accounting, tax preparation and other consumer software products, and related electronic services and supplies that enable individuals, professionals and small businesses to automate commonly performed financial tasks and better organize, understand, manage and plan their financial lives. Intuit commenced operations in March 1983 and was incorporated in California in March 1984. In March 1993, the Company was reincorporated in Delaware. The Company's principal executive offices are located at 2535 Garcia Avenue, Mountain View, California 94043. Its telephone number is (650) 944-6000. Unless otherwise indicated herein, the "Company" and "Intuit" refer to Intuit Inc., and its direct and indirect subsidiaries.

                                  RISK FACTORS

     Prior to making an investment decision with respect to the Securities offered hereby, prospective investors should carefully consider the specific factors set forth under the caption "Risk Factors" in the applicable Prospectus Supplement pertaining thereto, together with all of the other information appearing herein or therein or incorporated by reference herein, in light of their particular investment objectives and financial circumstances.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of Securities offered hereby will be used for general corporate purposes. The Company expects from time to time to evaluate the acquisition of products, businesses and technologies for which a portion of the net proceeds may be used. Currently, however, the Company does not have any understandings, commitments or agreements with respect to any material acquisitions for which a portion of the net proceeds may be used.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company and its consolidated subsidiaries for the periods indicated. The ratio of earnings to fixed charges has been computed by dividing earnings, which consist of income before income taxes plus fixed charges by fixed charges which consist of interest expense incurred plus the portion of the Company's rental expense deemed to be a reasonable approximation of the interest factor under operating leases.

     YEAR       TEN MONTHS                             SIX MONTHS
    ENDED          ENDED      YEARS ENDED JULY 31,       ENDED
SEPTEMBER 30,    JULY 31,     ---------------------   JANUARY 31,
     1993          1994       1995    1996    1997        1998
-------------   -----------   -----   -----   -----   ------------
    14.99         (1)         (2)     (3)     2.82     17.59

---------------
(1) Earnings were inadequate to cover fixed charges by $181.49 million.

(2) Earnings were inadequate to cover fixed charges by $20.00 million.

(3) Earnings were inadequate to cover fixed charges by $1.87 million.

                       GENERAL DESCRIPTION OF SECURITIES

     Intuit may offer under this Prospectus shares of Common Stock, shares of Preferred Stock, Debt Securities or any combination of the foregoing, either individually or as units consisting of one or more Securities. The aggregate offering price of Securities offered by Intuit under this Prospectus will not exceed $500,000,000. If Securities are offered as units, the terms of the units will be set forth in a Prospectus Supplement. Certain of the Securities to be offered hereby involve a high degree of risk. Such risks will be set forth in the Prospectus Supplement relating to such Security.

                        DESCRIPTION OF THE COMMON STOCK

     Under Intuit's Certificate of Incorporation, Intuit is currently authorized to issue up to 250,000,000 shares of Common Stock. As of March 31, 1998, there were 48,285,913 shares of Common Stock outstanding held by approximately 842 stockholders of record.

     Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. Each stockholder is entitled to one vote for each share of Common Stock held by him or her on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in the Company's Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock and any participating Preferred Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding Preferred Stock and payment of other claims of creditors. Each outstanding share of Common Stock is, and any shares of Common Stock offered hereby will be, fully paid and nonassessable.

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Anti-Takeover Law") regulating corporate takeovers. The Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested stockholder" (a stockholder who acquired 15% or more of the corporation's outstanding voting stock without the prior approval of the corporation's board of directors) for three years following the date that such stockholder became an "interested stockholder."

     A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the provisions of the Anti-Takeover Law.

     The Transfer Agent and Registrar for the Company's Common Stock is American Stock Transfer & Trust Company. The Company's Common Stock is listed on the Nasdaq National Market under the trading symbol INTU.

                       DESCRIPTION OF THE PREFERRED STOCK

     Under the Company's Certificate of Incorporation, the Company's Board of Directors may direct the issuance of up to 3,000,000 shares of Preferred Stock in one or more series and with rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, that may be fixed or designated by the Board of Directors pursuant to a certificate of designation without any further vote or action by Intuit's stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Intuit. Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular series of Preferred Stock will be described in the Prospectus Supplement relating to that series. The description of Preferred Stock set forth below and the description of the terms of a particular series of Preferred Stock set forth in the related Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the certificate of designation relating to that series. The related Prospectus Supplement will contain a description of certain United States Federal income tax consequences relating to the purchase and ownership of the series of Preferred Stock described in such Prospectus Supplement.

     The rights, preferences, privileges and restrictions of the Preferred Stock of each series will be fixed by the certificate of designation relating to such series. A Prospectus Supplement, relating to each series, will specify the terms of the Preferred Stock as follows:

          (a) The maximum number of shares to constitute the series and the distinctive designation thereof;

          (b) The annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate and whether dividends will be cumulative;

          (c) The price at and the terms and conditions on which the shares of the series may be redeemed, if at all (including redemption at the option of the Company or at the option of the holders thereof), including the time during which shares of the series may be redeemed and any accumulated dividends thereon or premiums that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

          (d) The liquidation preference, if any, and any accumulated dividends thereon, that the holders of shares of the series shall be entitled to receive upon the liquidation, dissolution or winding up of the affairs of the Company;

          (e) Whether or not the shares of the series will be subject to operation of a retirement or sinking fund, and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

          (f) The terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Company or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

          (g) The voting rights, if any, of the shares of the series; and

          (h) Any or all other preferences and relative, participating, operational or other special rights, privileges or qualifications, limitations or restrictions thereof.

                       DESCRIPTION OF THE DEBT SECURITIES

     The Senior Debt Securities are to be issued under an Indenture (the "Senior Indenture"), between the Company, as issuer, and the Trustee thereunder, as Trustee (the "Trustee"). The Subordinated Debt Securities are to be issued under a separate Indenture (the "Subordinated Indenture"), also between the Company, as issuer, and Chase Manhattan Bank and Trust Company, National Association, as Trustee. The Senior Indenture and Subordinated Indenture are sometimes referred to collectively as the "Indentures". A copy of the form of each Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Debt Securities may be issued from time to time in one or more series. The particular terms of each series, or of Debt Securities forming a part of a series, which are offered by a Prospectus Supplement will be described in such Prospectus Supplement.

     The following summaries of certain provisions of the Indentures do not purport to be complete and are subject, and are qualified in their entirety by reference, to all the provisions of the Indentures, including the definitions therein of certain terms, and, with respect to any particular Debt Securities, to the description of the terms thereof included in the Prospectus Supplement relating thereto. Wherever particular Sections or defined terms of the Indentures are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated by reference herein or therein, as the case may be. Section and Article references used herein are references to the Indentures.

GENERAL

     The Indentures will provide that the Debt Securities may be issued in separate series thereunder from time to time without limitation as to aggregate principal amount. The Company may specify a maximum aggregate principal amount for the Debt Securities of any series. (Section 301) The Debt Securities are to have such terms and provisions which are not inconsistent with the Indentures, including as to maturity, principal and interest, as the Company may determine. Unless otherwise specified in the applicable Prospectus Supplement, the Senior Debt Securities when issued will be unsecured and unsubordinated obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities when issued will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company, including any outstanding Senior Debt Securities, as described under "Subordination of Subordinated Debt Securities" and in the applicable Prospectus Supplement.

     The Indentures do not limit the amount of other debt that may be issued by the Company and do not contain financial or similar restrictive covenants. The Indentures do not contain any provision intended to provide protection to holders of Debt Securities against a sudden or dramatic decline in credit quality of the Company that could, for example, result from a takeover, recapitalization, special dividend or other restructuring.

     The applicable Prospectus Supplement will set forth whether the Debt Securities offered shall be Senior Debt Securities or Subordinated Debt Securities and the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities:
(1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities or the series of which they are a part; (3) the Person to whom any interest on a Debt Security of the series shall be payable, if other than the Person in whose name that Debt Security (or one or more predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest; (4) the date or dates on which the principal of any of such Debt Securities will be payable; (5) the rate or rates at which any of such Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date; (6) the place or places where the principal of and any premium and interest on any of such Debt Securities will be payable; (7) the period or periods within which, the price or prices at which, and the terms and conditions on which any of such Debt Securities may be redeemed, in whole or in part, at the option of the Company; (8) the obligation, if any, of the Company to redeem or purchase any of such Debt Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which, and the terms and conditions on which any of such Debt Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation; (9) the denominations in which any of such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (10) if the amount of principal of or any premium or interest on any of such Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined; (11) if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on any of such Debt Securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be Outstanding at any time); (12) if the principal of or any premium or interest on any of such Debt Securities is to be payable, at the election of the Company or the Holder thereof, in one or more currencies or currency units other than those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount is to be determined);
(13) if other than the entire principal amount thereof, the portion of the principal amount of any of such Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof; (14) if the principal amount payable at the Stated Maturity of any of such Debt Securities will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined); (15) if applicable, that such Debt Securities, in whole or any specified part, are defeasible pursuant to the provisions of the Indentures described under "Defeasance and Covenant Defeasance-Defeasance and Discharge" or "Defeasance and Covenant Defeasance-Defeasance of Certain Covenants," or under both such captions; (16) if applicable, the terms of any right to convert Debt Securities into, or exchange Debt Securities for, shares of Common Stock of the Company or other securities or property; (17) whether any of such Debt Securities will be issuable in whole or in part in the form of one or more Global Securities and, if so, the respective Depositaries for such Global Securities, the form of any legend or legends to be borne by any such Global Security in addition to or in lieu of the legends referred to under "Form, Exchange and Transfer" or "Global Securities" and, if different from those described under such captions, any circumstances under which any such Global Security may be exchanged in whole or in part for Securities registered, and any transfer of such Global Security in whole or in part may be registered, in the names of Persons other than the Depositary for such Global Security or its nominee; (18) whether the subordination provisions summarized below or different subordination provisions, including a different definition of "Senior Indebtedness" or "Designated Senior Indebtedness," will apply to any such Debt Securities that are Subordinated Debt Securities; (19) any addition to or change in the Events of Default applicable to any of such Debt Securities and any change in the right of the Trustee or the Holders to declare the principal amount of any of such Debt Securities due and payable; (20) any addition to or change in the covenants in the Indentures applicable to any of such Debt Securities; and (21) any other terms of such Debt Securities not inconsistent with the provisions of the relevant Indenture. (Section 301)

     Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their stated principal amount. Certain special United States federal income tax considerations (if any) applicable to Debt Securities sold at an original issue discount will be described in the applicable Prospectus Supplement. "Original Issue Discount Security" means any Debt Security that provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof in accordance with the terms of the applicable indenture. The applicable Prospectus Supplement relating to any series of Debt Securities that are Original Issue Discount Securities will describe the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such series of Original Issue Discount Securities upon the occurrence of an Event of Default (as defined below) and the continuation thereof. In addition, certain special United States federal income tax or other considerations (if any) applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars will be described in the applicable Prospectus Supplement.

CONVERSION AND EXCHANGE RIGHTS

     The terms on which Debt Securities of any series are convertible into or exchangeable for Common Stock or other securities or property will be set forth in the Prospectus Supplement relating thereto. Such terms shall include provisions as to whether conversion or exchange is mandatory or at the option of the Holder and may include provisions pursuant to which the number of shares of Common Stock or other securities or property to be received by the Holders of Debt Securities upon conversion or exchange would be calculated according to the market price of Common Stock or other securities or property as of a time stated in the applicable Prospectus Supplement. (Article Fourteen)

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Unless otherwise indicated in the Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

     The indebtedness evidenced by the Subordinated Debt Securities will, to the extent provided in the Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness (as defined), including any outstanding Senior Debt Securities. Upon any distribution of assets of the Company to creditors upon any dissolution or winding-up or liquidation or reorganization of the Company (whether voluntary or involuntary) or in bankruptcy, insolvency, receivership or similar proceedings, all amounts due or to become due upon all Senior Indebtedness shall first be paid in full (or duly provided for) in cash before any payment is made on account of the principal of, premium, if any, or interest on the Subordinated Debt Securities (except payments made from monies previously deposited with the Trustee under certain circumstances). In the event of the acceleration of the Subordinated Debt Securities because of an Event of Default, no payment or distribution shall be made in respect of the principal of, premium, if any, or interest on the Subordinated Debt Securities until all Senior Indebtedness has been paid in full in cash or such acceleration is rescinded in accordance with the terms of the Indenture. If the payment of Subordinated Debt Securities is accelerated because of an Event of Default, the Company is required under the Subordinated Indenture to promptly notify holders of Senior Indebtedness of the acceleration. (Section
1502)

     The Company also may not make any payment upon or in respect of the Subordinated Debt Securities if (i) a default in the payment of the principal of, premium, if any, interest, rent or other obligations (including a default under any repurchase or redemption obligation) in respect of Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace or
(ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness (as defined) that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company, a holder of such Designated Senior Indebtedness or other person permitted to give such notice under the Subordinated Indenture. The Company may and shall resume payments on the Subordinated Debt Securities (a) in the case of a payment default, upon the date on which such default is cured or waived or ceases to exist and (b) in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the applicable Payment Blockage Notice is received. No new period of payment blockage may be commenced pursuant to a Payment Blockage Notice unless and until 365 days have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee (unless such default was waived, cured or otherwise ceased to exist and thereafter subsequently reoccurred) shall be, or be made, the basis for a subsequent Payment Blockage Notice. (Section 1504)

     By reason of the subordination provisions described above, in the event of the Company's bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more, ratably, and Holders of the Subordinated Debt Securities may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default under the Subordinated Indenture.

     The term "Senior Indebtedness" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, Indebtedness (as defined) of the Company, whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular Indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the Subordinated Debt Securities or expressly provides that such Indebtedness is "pari passu" or "junior" to the Subordinated Debt Securities. Notwithstanding the foregoing, the term Senior Indebtedness shall not include (a) any Indebtedness of the Company to any subsidiary of the Company, a majority of the voting stock of which is owned, directly or indirectly, by the Company and (b) any Indebtedness that is not secured.

     The term "Indebtedness" means, with respect to any Person (as defined in the Subordinated Indenture), and without duplication, (a) all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person for borrowed money (including obligations of such Person in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof) (other than any trade accounts payable or other accrued current expense incurred in the ordinary course of business in connection with the obtaining of materials or services), (b) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees or bankers' acceptances, (c) all obligations and liabilities (contingent or otherwise) (i) in respect of leases of such Person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person, (ii) as lessee under other leases for real property (and related assets leased together therewith), whether or not capitalized, entered into or leased after the date of the Subordinated Indenture for financing purposes (as determined by the Company) or (iii) under any lease or related document (including a purchase agreement) in connection with the lease of real property which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of leased property to the lessor and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property, (d) all obligations of such Person (contingent or otherwise) with respect to an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement, (e) all direct or indirect guaranties, agreements to be jointly liable or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (d), (f) any indebtedness or other obligations described in clauses (a) through (d) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person and (g) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (f).

     The term "Designated Senior Indebtedness" means the Company's obligations under any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness' for purposes of the Subordinated Debenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

     The applicable Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of Subordinated Debt Securities of a particular series offered thereby.

     The Subordinated Debt Securities will be obligations exclusively of the Company. Since the operations of the Company are partially conducted through its subsidiaries, the cash flow and the consequent ability to service debt, including the Subordinated Debt Securities, of the Company will be partially dependent upon the earnings of any such subsidiaries and the distribution of those earnings, or upon loans or other payments of funds by those subsidiaries, to the Company. Such subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Subordinated Debt Securities or to make any funds available therefor, whether by dividends, distributions, loans or other payments. In addition, the payment of dividends or distributions and the making of loans and advances to the Company by any such subsidiaries could be subject to statutory or contractual restrictions, could be contingent upon the earnings of those subsidiaries and are subject to various business considerations.

     Any right of the Company to receive any assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the Holders of the Subordinated Debt Securities to participate in those assets) will be effectively subordinated to the claims of the subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

     The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Indebtedness, which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to other obligations of the Company. The Senior Debt Securities, when issued, will constitute Senior Indebtedness.

FORM, EXCHANGE AND TRANSFER

     The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable Prospectus Supplement, only in denominations of $1,000 and integral multiples thereof. (Section 302)

     At the option of the Holder, subject to the terms of the Indentures and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

     Subject to the terms of the Indentures and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be imposed for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any Debt Securities will be named in the applicable Prospectus Supplement. (Section 305) The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Section 1002)

     If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, the Company will not be required to (i) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part. (Section 305)

GLOBAL SECURITIES

     Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more global securities which will have an aggregate principal amount equal to that of the Debt Securities represented thereby (a "Global Security"). Each Global Security will be registered in the name of a depositary (the "Depositary") or a nominee thereof identified in the applicable Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indentures.

     Notwithstanding any provision of the Indentures or any Debt Security described herein, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless (i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the Indentures, (ii) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities represented by such Global Security or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement. All securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct. (Sections 204 and 305)

     As long as the Depositary, or its nominee, is the registered Holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities represented thereby for all purposes under the Debt Securities and the Indentures. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Security or any Debt Securities represented thereby for any purpose under the Debt Securities or the Indentures. All payments of principal of and any premium and interest on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

     Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf).

     Payments, transfers, exchanges and others matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of the Company, the Trustee or any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307)

     Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable Prospectus Supplement, the Corporate Trust Office of the Trustee will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 1002)

     All moneys paid by the Company to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed for a period ending the earlier of 10 business days prior to the date such money would escheat to the State or at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the Holder of such Debt Security thereafter may look only to the Company for payment thereof. (Section 1003)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Indentures will provide that the Company may not consolidate with or merge into any other Person (in a transaction in which the Company is not the surviving corporation), or convey, transfer or lease its properties and assets substantially as an entirety to, any Person (a "Successor Person"),unless (i) the Successor Person (if any) is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of the United States, or any state thereof, and assumes the Company's obligations on the Debt Securities and under the Indentures, (ii) immediately after giving effect to the transaction, and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result of the transaction as having been incurred by it at the time of the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (iii) certain other conditions are met. (Section 801)

EVENTS OF DEFAULT

     Each of the following will constitute an Event of Default under each Indenture with respect to Debt Securities of any series outstanding under such Indenture (unless such event is specifically inapplicable to a particular series as described in the Prospectus Supplement relating thereto): (a) failure to pay principal of or any premium on any Debt Security of that series when due, whether or not such payment is prohibited by the subordination provisions of the Subordinated Indenture; (b) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not such payment is prohibited by the subordination provisions of the Subordinated Indenture; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not such deposit is prohibited by the subordination provisions of the Subordinated Indenture; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indentures solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the Trustee, or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series, as provided in the Indentures; (e) certain events in bankruptcy, insolvency or reorganization with respect to the Company; and (f) any other Event of Default specified in the applicable Prospectus Supplement. (Section 501)

     Each Indenture will provide that, if an Event of Default (other than an Event of Default described in clause (e) above) with respect to the Debt Securities of any series at the time Outstanding under such Indenture shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Security or the principal amount of which is not then determinable, such portion of the principal amount of such Debt Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default described in clause (e) above with respect to the Debt Securities of any series at the time Outstanding shall occur, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security or other Debt Security, such specified amount) will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. Any payment by the Company on the Subordinated Debt Securities following any such acceleration will be subject to the subordination provisions of Article Fifteen of the Subordinated Indenture. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indentures. (Section 502) For information as to waiver of defaults, see "Modification and Waiver."

     Subject to the provisions of the Indentures relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indentures, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series have made a written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and
(iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508)

     Each Indenture will include a covenant requiring the Company to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults. (Section 1004)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indentures may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or any premium or interest on, any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (f) in the case of Subordinated Debt Securities, modify the subordination provisions in a manner materially adverse to the Holders of the Subordinated Debt Securities, (g) in the case of Debt Securities that are convertible or exchangeable into Securities or other securities of the Company, adversely affect the right of Holders to convert or exchange any of the Debt Securities other than as provided in or pursuant to the Indentures, (h) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indentures, (i) reduce the percentage in principal amount of Outstanding Securities of any series necessary for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults or (j) modify such provisions with respect to modification and waiver. (Section 902)

     The Indentures will provide that the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series may waive, on behalf of the Holders of all Debt Securities of such series, compliance by the Company with certain restrictive provisions of the Indentures. (Sections 1010 and 1008 of the Senior Indenture and the Subordinated Indenture, respectively) The Holders of not less than a majority in principal amount of the Outstanding Securities of any series may, on behalf of all Holders of Debt Securities of that Series, waive any past default under the Indenture with respect to Debt Securities of that Series, except a default (a) in the payment of principal of or premium or interest on any Debt Security of that series or (b) in respect of a covenant or provision of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Security of such series affected. (Section 513)

     Each Indenture will provide that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, (i) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date, (ii) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security and (iii) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (i) or (ii) above, of the amount described in such clause). Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1302, will not be deemed to be Outstanding. (Section 101)

     Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indentures, in the manner and subject to the limitations provided in the Indentures. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other shorter period as may be specified by the Company (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104)

DEFEASANCE AND COVENANT DEFEASANCE

     If and to the extent indicated in the applicable Prospectus Supplement, the Company may elect, at its option at any time, to have the provisions of Section 1302, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain restrictive covenants in the Indentures, applied to the Debt Securities of any series, or to any specified part of a series. (Section 1301)

     Defeasance and Discharge. The Indentures will provide that, upon the Company's exercise of its option (if any) to have Section 1302 applied to any series (or part thereof) of Debt Securities than with respect to any series of Subordinated Debt Securities, the provisions of Article Fifteen of the Subordinated Indenture relating to subordination will cease to be effective and, with respect to any series (or part thereof) of Debt Securities, the Company will be discharged from all its obligations with respect thereto (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies, to hold moneys for payment in trust and, if applicable, to effect conversion of Debt Securities) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indentures and such Debt Securities. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1302 and 1304)

     Defeasance of Certain Covenants. The Indentures will provide that, upon the Company's exercise of its option (if any) to have Section 1303 applied to any Debt Securities, the Company may omit to comply with certain restrictive covenants, including any that may be described in the applicable Prospectus Supplement, and the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) under "Events of Default" and any that may be described in the applicable Prospectus Supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such Debt Securities, and, in the case of the Subordinated Indenture, the provisions of Article Fifteen relating to subordination will cease to be effective with respect to any Subordinated Debt Securities. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indentures and such Debt Securities. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the Company exercised this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments. (Sections 1303 and
1304)

     The Company may, at its option, satisfy and discharge each of the Indentures (except for certain obligations of the Company and the Trustee, including, among others the obligations to apply money held in trust) when (i) either (a) all Debt Securities under such Indenture previously authenticated and delivered (other than (1) Debt Securities that were destroyed, lost or stolen and that have been replaced or paid and (2) Debt Securities for the payment of which money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or discharge from such trust) have been delivered to the Trustee for cancellation or (b) all such Debt Securities under such Indenture not theretofore delivered to the Trustee for cancellation (1) have become due and payable, (2) will become due and payable at their Stated Maturity within one year, or (3) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company, and the Company has deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on such Debt Securities under such Indenture not previously delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of Debt Securities under such Indenture which have become due and payable) or to the Stated Maturity or redemption date as the case may be, (ii) the Company has paid or caused to be paid all other sums payable under such Indenture by the Company, and (iii) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of such Indenture have been satisfied.

NOTICES

     Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register.(Sections 101 and 106)

TITLE

     The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner thereof (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 308)

GOVERNING LAW

     The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 112)

REGARDING THE TRUSTEE

     The Indentures contain certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize for its own account on certain property received in respect of any such claim as security or otherwise. (Section 613) The Trustee is permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the Securities of any series for which the Trustee serves as trustee, the Trustee must eliminate such conflict or resign. (Section 608)

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities separately or together, (i) to one or more underwriters or dealers for public offering and sale by them and (ii) to investors directly or (iii) through agents. The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Securities offered thereby.

     In connection with the sale of the Securities, underwriters, dealers or agents may receive compensation from the Company or from purchasers of the Securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents which participate in the distribution of the Securities may be deemed to be underwriters under the Securities Act and any discounts or commissions received by them and any profit on the resale of the Securities received by them may be deemed to be underwriting discounts and commissions thereunder. Any such underwriter, dealer or agent will be identified and any such compensation received from the Company will be described in the Prospectus Supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Under agreements that may be entered into with the Company, underwriters, dealers and agents may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

     The Company may grant underwriters who participate in the distribution of Securities an option to purchase additional Securities to cover over-allotments, if any.

     All Debt Securities will be new issues of securities with no established trading market. Any underwriters to whom Debt Securities are sold by the Company for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

     Certain of the underwriters or agents and their associates may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the issuance of the Securities offered hereby will be passed upon for the Company by Fenwick & West LLP, Palo Alto, California. Certain legal matters relating to the Securities offered will be passed on for any underwriters by the counsel for such underwriters named in the applicable Prospectus Supplement.

                                    EXPERTS

     The consolidated financial statements and schedule of Intuit Inc. appearing in Intuit Inc.'s Annual Report (Form 10-K) for the year ended July 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                            PAGE
                                            ----
Incorporation of Certain Documents by
  Reference...............................   S-2
Forward-Looking Statements................   S-2
Prospectus Supplement Summary.............   S-3
The Company...............................   S-6
Recent Events.............................   S-8
Risk Factors..............................  S-12
Use of Proceeds...........................  S-25
Price Range of Common Stock...............  S-25
Dividend Policy...........................  S-25
Capitalization............................  S-26
Selected Consolidated Financial Data of
  the Company.............................  S-27
Quarterly Results of Operations of the
  Company.................................  S-28
Selected Financial Data of Lacerte........  S-29
Unaudited Pro Forma Condensed Combining
  Financial Information...................  S-31
Description of Capital Stock..............  S-37
Underwriting..............................  S-42
Legal Matters.............................  S-43
Experts...................................  S-43

                PROSPECTUS
Available Information.....................     2
Incorporation of Certain Documents by
  Reference...............................     3
The Company...............................     3
Risk Factors..............................     3
Use of Proceeds...........................     4
Ratio of Earnings to Fixed Charges........     4
General Description of Securities.........     4
Description of the Common Stock...........     4
Description of the Preferred Stock........     5
Description of the Debt Securities........     6
Plan of Distribution......................    18
Legal Matters.............................    18
Experts...................................    18

LOGO

8,400,000 SHARES

COMMON STOCK

JOINT LEAD MANAGERS AND JOINT BOOKRUNNERS

DEUTSCHE MORGAN GRENFELL

MORGAN STANLEY DEAN WITTER
                            ------------------------

BANCAMERICA ROBERTSON STEPHENS

BT ALEX. BROWN

WILLIAM BLAIR & COMPANY

HAMBRECHT & QUIST

NATIONSBANC MONTGOMERY SECURITIES LLC
Prospectus Supplement

            , 1998